Filed Pursuant to Rule 424b3
                                                     Registration No. 333-135640

                                   PROSPECTUS
                                4,063,992 SHARES
                                       OF
                                  AUXILIO, INC.
                                  COMMON STOCK


This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,063,992 shares of our common stock, consisting of:

o 2,106,916 shares of our common stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

o 478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

o 1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The selling stockholders may sell their shares from time to time at the prevailing market price or in negotiated transactions. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay the expenses of registration of the sale of the shares.

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board(R), an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol "AUXO.OB". On July 5, 2006, the last bid price for the common stock on the OTC Bulletin Board was $1.02 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

BEGINNING ON PAGE 6, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is September 19, 2006

                                TABLE OF CONTENTS

Prospectus Summary.............................................................1
  Our Business.................................................................1
  The Offering.................................................................1
Risk Factors...................................................................2
Use of Proceeds................................................................6
Market for Common Equity and Related Stockholder Matters.......................6
Management's Discussion and Analysis of Financial Condition and Results of
  Operations...................................................................7
Business......................................................................12
Directors and Executive Officers..............................................14
Limitation on Liability and Indemnification of Directors and Officers.........15
Executive and Director Compensation and Other Information.....................16
Security Ownership of Certain Beneficial Owners and Management................20
Certain Relationships and Related Transactions................................21
Description of Securities.....................................................21
Selling Stockholders..........................................................23
Plan of Distribution..........................................................25
Changes in Certifying Accountants.............................................26
Legal Matters.................................................................26
Experts.......................................................................26
Where You Can Find Additional Information.....................................26
Index to Financial Statements.................................................27


You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, our company, or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

                           FORWARD-LOOKING INFORMATION

This prospectus contains "forward-looking statements" and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "project", "should" and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operation". These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercial viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                               PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

Business

Auxilio, Inc. was incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc. As a result of a series of transactions, which are more fully described in the section entitled "Business" below, in April 2004, we changed our name to Auxilio, Inc. Where appropriate, references to "Auxilio", the "Company," "we" or "our" include Auxilio, Inc., Auxilio Solutions, Inc. and e-Perception Technologies, Inc.

Auxilio provides total outsourced document image management services and related financial and business processes for major healthcare facilities. Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio's document image management programs help our clients achieve measurable savings and a fully outsourced process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

Our principal executive offices are located at 27401 Los Altos, Suite 100, Mission Viejo, 92691 and its telephone number is (949) 614-0700. Our corporate website is www.auxilioinc.com. The information found on our website is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

The Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,063,992 shares of our common stock, consisting of:

o 2,106,916 shares of our common stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

o 478,527 shares of our common stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

o 1,478,549 shares of our common stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The common shares offered under this prospectus may be sold by the selling stockholders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. We will not receive any proceeds from the sale of our common stock by the selling stockholders. See "Use of Proceeds."

Information regarding the selling stockholders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Stockholders" and "Plan of Distribution."

Our common stock trades on the Over-the-Counter (OTC) Bulletin Board(R), an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol "AUXO.OB". On August 25, 2006, the last bid price for our common stock on the OTC Bulletin Board was $0.68 per share.

As of August 25, 2006, we had 16,122,808 shares of common stock outstanding. The number of shares registered under this prospectus would be approximately 25.2% of the total common stock outstanding, assuming the conversion of the notes being registered hereunder, and the interest accruing thereon, into shares of common stock and the exercise of all warrants to purchase common stock being registered hereunder.

                                  RISK FACTORS

You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We make various statements in this section which constitute "forward-looking" statements under
Section 27A of the Securities Act.

WE ARE A NEW COMPANY WITH A LIMITED OPERATING HISTORY.

Our business was incorporated in March 2000. During March and April of 2004, we entered into two transactions which changed our business operations and revenue model. In March 2004, we sold our survey and assessment software to Workstream, Inc. In April 2004, we completed an acquisition of TMG and as a result of such acquisition, entered the Image Management industry. We believe that our future revenue opportunity is focused on providing outsourced financial and business processes for image management in healthcare. We have limited operating history in this industry on which to base an evaluation of our business and prospects, and any investment decision must be considered in light of the risks and uncertainties encountered by companies in the early stages of development. Such risks and uncertainties are frequently more severe for those companies operating in new and rapidly evolving markets.

Some of the factors upon which our success will depend include (but are not limited to) the following:

o the market's acceptance of our products and services;

o the emergence of competitors in our target market, and the quality and development of their products and services.

In order to address these risks, we must (among other things) be able to:

o successfully complete the development of our products and services;

o modify our products and services as necessary to meet the demands of our market;

o attract and retain highly skilled employees; and

o respond to competitive influences.

We cannot guarantee that we will be able to successfully address any of these risks on a going forward basis.

WE FACE SUBSTANTIAL COMPETITION FROM BETTER ESTABLISHED COMPANIES THAT MAY HAVE SIGNIFICANTLY GREATER RESOURCES WHICH COULD LEAD TO REDUCED SALES OF OUR PRODUCTS.

The market for our products and services is competitive and is likely to become even more competitive in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins or the failure of our products and services to achieve or maintain market acceptance, any of which would have a material adverse effect on our business, results of operations and financial condition. Many of our current and potential competitors enjoy substantial competitive advantages, such as:

o greater name recognition and larger marketing budgets and resources;

o established marketing relationships and access to larger customer bases;

o substantially greater financial, technical and other resources; and

o larger technical and support staffs.

As a result, our competitors may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

WE HAVE A HISTORY OF LOSSES AND MAY NEED ADDITIONAL FINANCING TO CONTINUE OUR OPERATIONS, AND SUCH FINANCING MAY NOT BE AVAILABLE UPON FAVORABLE TERMS, IF AT ALL.

We experienced a net operating loss of approximately $2,333,609 for the three months ended June 30, 2006 and an accumulated deficit of $14,567,128 as of June 30, 2006. There can be no assurance that we will be able to operate profitably in the future. In the event that we are not successful in implementing our business plan, we will require additional financing in order to succeed. There can be no assurance that additional financing will be available now or in the future on terms that are acceptable to us. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, all of which could have a material adverse effect on our business, financial condition or operating results. If sufficient capital cannot be obtained, we may be forced to significantly reduce operating expenses to a point which would be detrimental to business operations, curtail research and development activities, sell business assets or discontinue some or all of our business operations, or take other actions which could be detrimental to business prospects and result in charges which could be material to our operations and financial position. In the event that any future financing should take the form of the sale of equity securities, the current equity holders ownership stakes in the company will be diluted.

WE DEPEND UPON OUR VENDORS TO CONTINUE TO SUPPLY US WITH EQUIPMENT, PARTS, SUPPLIES AND SERVICES AT COMPARABLE TERMS AND PRICE LEVELS AS THE BUSINESS GROWS.

Our access to equipment, parts, supplies, and services depends upon our relationships with, and our ability to purchase these items on competitive terms from our principal vendors. We do not enter into long-term supply contracts with these vendors and we have no current plans to do so in the future. These vendors are not required to use us to distribute their equipment and are free to change the prices and other terms at which they sell to us. In addition, we compete with the selling efforts of some of these vendors. Significant deterioration in relationships with, or in the financial condition of, these significant vendors could have an adverse impact on our ability to sell and lease equipment as well as our ability to provide effective service and technical support. If one of these vendors terminates or significantly curtails its relationship with us, or if one of these vendors ceases operations, we would be forced to expand our relationships with our existing vendors or seek out new relationships with previously-unused vendors.

WE DEPEND UPON OUR LARGEST CUSTOMERS.

The loss of any key customer could have a material adverse effect upon our financial condition, business, prospects and results of operation. Our four largest customers represent approximately 90% of our revenues for the three months ended June 30, 2006. Although we anticipate that these customers will represent less than 49% of revenue for the 2006 fiscal year and less than 27% of revenue for the 2007 fiscal year, the loss of these customers may contribute to our inability to operate as a going concern and may require us to obtain additional equity funding or debt financing (beyond the amounts described above) to continue our operations. We cannot be certain that we will be able to obtain such additional financing on commercially reasonable terms, or at all.

WE DEPEND ON OUR MANAGEMENT TEAM AND THE UNEXPECTED LOSS OF ANY KEY MEMBER OF THIS TEAM MAY PREVENT US FROM IMPLEMENTING OUR BUSINESS PLAN IN A TIMELY MANNER OR AT ALL.

Our future success depends on the continued services and performance of our management team and our key employees and their ability to work together effectively. If our management team fails to work together effectively, our business could be harmed. Although we believe we will be able to retain these key employees, and continue hiring qualified personnel, our inability to do so could materially adversely affect our ability to market, sell, and enhance our services. The loss of key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business, prospects, financial condition and results of operations.

THE MARKET MAY NOT ACCEPT OUR PRODUCTS AND SERVICES AND OUR PRODUCTS AND SERVICES MAY NOT ADDRESS THE MARKET'S REQUIREMENTS.

Our products and services are targeted to the healthcare market, a market in which there are many competing service providers. Accordingly, the demand for our products and services is very uncertain. The market may not accept our products and services.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN AND EXPAND OUR BUSINESS, FINANCING MAY NOT BE AVAILABLE ON FAVORABLE TERMS, IF AT ALL.

We may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available on favorable terms, if at all. Further, if we issue equity securities, our stockholders ownership stake in the company will be diluted and the equity securities may have seniority over our common stock. If we need funds and cannot raise them on acceptable terms, we may not be able to:

o develop or enhance our service offerings;

o take advantage of future opportunities; or

o respond to customers and competition.

OUR STOCKHOLDERS OWNERSHIP STAKES IN THE COMPANY WILL BE DILUTED AS A RESULT OF THE COMPANY'S STOCK OPTION PLANS.

We have granted stock options to its employees and anticipate granting additional stock options to our employees in order to remain competitive with the market demand for such qualified employees. As a result, investors could experience dilution.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

Certain provisions of our certificate of incorporation and Nevada law are intended to encourage potential acquirers to negotiate with us and allow our Board of Directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which in turn, could harm our stock price and our stockholders.

WE DO NOT INTEND TO PAY DIVIDENDS.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to fund growth and, therefore, do not expect to pay any dividends in the foreseeable future.

FUTURE SALES OF RESTRICTED SHARES COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK AND LIMIT OUR ABILITY TO COMPLETE ADDITIONAL FINANCING.

Although our shares are currently trading on the OTC Bulletin Board, the volume of trading of our common stock and the number of shares in the public float are small. Sales of a substantial number of shares of our common stock into the public market in the future could materially adversely affect the prevailing market price for our common stock. In connection with our acquisition of TMG, we issued 3,900,068 shares of common stock, all of which became eligible for resale pursuant to Rule 144 of the Securities Act in 2005. Such a large "over-hang" of stock eligible for sale in the public market may have the effect of depressing the price of our common stock, and make it difficult or impossible for us to obtain additional debt or equity financing.

OUR STOCK PRICE HAS FLUCTUATED AND COULD CONTINUE TO FLUCTUATE SIGNIFICANTLY.

The market price for our common stock has been, and is likely to continue to be, volatile. The following factors may cause significant fluctuations in the market price of our ordinary shares:

o fluctuations in our quarterly revenues and earnings or those of our competitors;

o shortfalls in our operating results compared to levels expected by the investment community;

o announcements concerning us or our competitors;

o announcements of technological innovations;

o sale of shares or short-selling efforts by traders or other investors;

o market conditions in the industry; and

o the conditions of the securities markets.

The factors discussed above may depress or cause volatility of our share price, regardless of our actual operating results.

OUR COMMON STOCK IS LISTED ON THE OTC BULLETIN BOARD, AND AS SUCH, IT MAY BE DIFFICULT TO RESELL YOUR SHARES OF STOCK AT OR ABOVE THE PRICE YOU PAID FOR THEM OR AT ALL.

Our common stock is currently trading on the OTC Bulletin Board. As such, the average daily trading volume of our common stock may not be significant, and it may be more difficult for you to sell your shares in the future at or above the price you paid for them, if at all. In addition, our securities may become subject to "penny stock" restrictions, including Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which imposes additional sales practice requirements on broker-dealers, such as requirements pertaining to the suitability of the investment for the purchaser and the delivery of specific disclosure materials and monthly statements. The Securities and Exchange Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The exceptions include exchange-listed equity securities and any equity security issued by an issuer that has:

o net tangible assets of at least $2,000,000, if the issuer has been in continuous operation for at least three years, or net tangible assets of at least $5,000,000, if the issuer has been in continuous operation for less than three years; or

o average annual revenue of at least $6,000,000 for the last three years.

We are presently subject to penny stock restrictions, and there is no guarantee that we will be able to meet any of the exceptions to the "penny stock" classification in the future. As a result of the "penny stock" restrictions, broker-dealers may be less willing or able to sell and/or make a market in our common stock. In addition, the liquidity of our securities may be impaired, not only in the number of securities that can be bought and sold, but also through delays in the timing of the transactions, reduction in securities analysts' and the news media's coverage of us, adverse effects on the ability of broker-dealers to sell our securities, and lower prices for our securities than might otherwise be obtained.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. Any proceeds from the sale of our common stock offered pursuant to this prospectus will be received by the selling stockholders.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock currently trades on the Over-the-Counter Bulletin Board, under the trading symbol of "AUXO.OB". Because we are listed on the Over-the-Counter Bulletin Board, our securities may be less liquid, receive less coverage by security analysts and news media, and generate lower prices than might otherwise be obtained if they were listed on a NASDAQ market or other exchange.

The following table sets forth for each quarter during fiscal years 2006, 2005 and 2004 the high and low bid quotations for the common stock as reported by OTC Bulletin Board.

Quarter                                            Low       High
-------                                            ---       ----
Fiscal 2004
       January 1, 2004--March 31, 2004 ........   $ 0.75    $ 2.70
       April 1, 2004--June 30, 2004 ...........   $ 0.75    $ 1.20
       July 1, 2004--September 30, 2004 .......   $ 0.65    $ 1.85
       October 1, 2004--December 31, 2004 .....   $ 1.50    $ 3.15
Fiscal 2005
       January 1, 2005--March 31, 2005 ........   $ 1.95    $ 3.10
       April 1, 2005--June 30, 2005 ...........   $ 1.90    $ 2.40
       July 1, 2005--September 30, 2005 .......   $ 1.65    $ 2.20
       October 1, 2005--December 31, 2005 .....   $ 1.50    $ 2.25
Fiscal 2006
       January 1, 2006--March 31, 2006 ........   $ 1.40    $ 2.10
       April 1, 2006--June 30, 2006 ...........   $ 0.90    $ 1.65

On August 25, 2006, Auxilio had approximately 339 stockholders of record.

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We intend to apply our earnings, if any, in expanding our operations and related activities. The payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon such factors as earnings levels, capital requirements, our financial condition and other factors deemed relevant by the Board of Directors. In addition, our loan agreement with the Laurus Master Fund, Ltd. does not allow us to directly or indirectly declare or pay any dividends so long as our secured convertible term note to the Laurus Master Fund, Ltd. remains outstanding.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATIONS

The following discussion presents information about our consolidated results of operations, financial condition, liquidity and capital resources and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:

This prospectus contains forward-looking statements that relate to future events, product or service offerings, or the future financial performance of the Company. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements only reflect Company management's expectations and estimates. Actual events or results may differ materially from those expressed or implied by such forward-looking statements due to a number of known and unknown risks and uncertainties. These risks and uncertainties include the ability to generate cash to fund operating activities or obtain additional funding, effective execution of product launches or marketing programs, pricing and other activities by competitors, economic and industry factors, system performance problems due to technical difficulties, and other risks, including those described in the Company's Annual Report on Form 10-KSB and those described in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. Any forward-looking statements in this prospectus reflect the Company's expectations at the time of this prospectus only, and the Company disclaims any responsibility to revise or update any such forward-looking statements except as may be required by law.

Overview

Prior to March 2004, Auxilio, then operating under the name PeopleView, Inc., developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their Human Capital Management ("HCM") needs in real-time. In March, 2004, Auxilio decided to change its business strategy and sold the PeopleView business to Workstream, Inc ("Workstream"). Following completion of the sale of PeopleView, Inc. to Workstream, the Company focused its business strategy on providing outsourced image management services to healthcare facilities.

To facilitate this strategy, Auxilio in April 2004 acquired Alan Mayo & Associates, dba The Mayo Group ("The Mayo Group" or "TMG"), a provider of integration strategies and outsourced services for document image management in healthcare facilities. It was this acquisition that formed the basis of the Auxilio's current operations.

Auxilio now provides total outsourced document image management services and related financial and business processes for major healthcare facilities. Our proprietary technologies and unique processes assist hospitals, health plans and health systems with strategic direction and services that reduce document image expenses, increase operational efficiencies and improve the productivity of their staff. Auxilio's analysts, consultants and resident hospital teams work with senior hospital financial management and department heads to determine the best possible long term strategy for managing the millions of document images produced by their facilities on an annual basis. Auxilio's document image management programs help our clients achieve measurable savings and a fully outsourced document image management process. Auxilio's target market includes medium to large hospitals, health plans and healthcare systems.

As a result of the acquisition of TMG and disposal of our previous product offering to Workstream, the financial statements for the year ended December 31, 2005, are not comparable to the financial statements for the year ended December 31, 2004.

Application of Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, investments, intangible assets, income taxes, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider the following accounting policies to be both those most important to the portrayal of our financial condition and those that require the most subjective judgment:

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

o Revenue recognition

o Accounts receivable valuation and related reserves

o Accounting for income taxes

o Impairment of intangible assets

o Deferred Revenue

For a further explanation of our accounting procedures and policies please see
Note 1 to the Financial Statements contained in this prospectus.

RESULTS OF OPERATIONS

For the Six Months Ended June 30, 2006 Compared to the Six Months Ended June 30, 2005

Revenue

      Revenue increased $2,494,405 to $4,516,332 for the six months ended June 30, 2006, as compared to the same period in 2005. The increase in revenue can be attributed to an increase in the number of recurring revenue contracts. Since November 2005 Auxilio has added three new customers. Current period recurring revenue for these three new customers totals approximately $1,880,000. Current period revenue includes a single March 2006 equipment sale totaling approximately $690,000 compared to a single equipment sale in June 2005 of approximately $372,000.

Cost of Revenue

      Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel. Cost of revenue was $4,334,369 for the six months ended June 30, 2006, as compared to $1,663,640 for the same period in 2005. Substantial components of these costs were the cost of a March 2006 equipment sale, the costs to maintain an increased number of recurring revenue contracts and the unexpectedly higher costs of implementation at a new major customer. Also contributing to the current year increase is a stock based compensation charge for approximately $72,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R).

Sales and Marketing

      Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses were $1,001,884 for the six months ended June 30, 2006, as compared to $908,175 for the same period in 2005. Sales and marketing expenses for the first six months of 2006 are higher as a result of the increase in commissions earned from new sales and travel expenses incurred in an intensified effort to procure new business. Also contributing to the increase is a stock based compensation charge for approximately $62,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R).

General and Administrative

      General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $183,779 to $1,193,872 for the six months ended June 30, 2006, as compared to $1,010,093 for the same period in 2005. The increase is due to higher legal fees, an increase in administrative staff in 2006, and a stock based compensation charge for approximately $155,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R).

Intangible Asset Amortization

      As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets. We evaluate the goodwill for impairment at least annually. We examine the carrying value of our other intangible assets as current events and circumstances warrant a determination of whether there are any impairment losses. If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets' carrying amounts, an impairment loss will be charged as an expense in the period identified. To date, we have not identified any event that would indicate an impairment of the value of our goodwill recorded in our condensed consolidated financial statements. However in December 2005, the remaining value of intangible assets related to non-compete agreements was charged to expense as management determined they no longer held value. Other intangible assets are amortized over their estimated lives.

      Amortization expense was $127,603 for the six months ended June 30, 2006 compared to $186,736 for the same period in 2005. The reduction is due to the fact that we charged the remaining book value of certain non-compete agreements to expense in December 2005, as management determined they had no future value.

Other Income (Expense)

      Interest expense for the six months ended June 30, 2006 was $219,005, compared to $72,555 for the same period in 2005. The increase is predominantly a result of borrowings on the $3,000,000 Fixed Price Convertible Note with Laurus Master Fund in April 2006. We incurred interest charges of approximately $68,000 on this note in 2006. Additionally, the amortization of discount charges from the associated cost of warrants issued and amortization of loan acquisition costs comprised approximately $25,000 and $33,000, respectively, of interest expense in 2006. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Interest income for the six months ended June 30, 2006 was $18,744, as compared to $13,511 for the same period in 2005, primarily due to a decrease in the average balance of invested cash and short-term investments.

      Gain on sale of marketable equity securities for the six months ended June 30, 2006 was $10,448, compared to $362,061 for the same period in 2005. The 2006 gain was from the sale of 32,500 shares in General Environmental Management Inc (GEVM.OB). The 2005 gain was from the sale of 246,900 shares in Workstream Inc.
(WSTM).

Income Tax Expense

      Income tax expense for the six months ended June 30, 2006 and 2005 of $2,400 and $3,200 respectively, represents the minimum amounts due for state filing purposes.

For the Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Revenue

      Revenue increased $1,243,289 to $2,481,139 for the three months ended June 30, 2006, as compared to the same period in 2005. The increase in revenue is attributed to an increase in the number of recurring revenue contracts. Since November 2005 we have added three new customers that generated recurring revenues this quarter totaling approximately $1,474,000.

Cost of Revenue

      Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel. Cost of revenue was $2,362,995 for the three months ended June 30, 2006, as compared to $889,466 for the same period in 2005. Substantial components of these costs were the costs to maintain an increased number of recurring revenue contracts and the unexpectedly higher costs of implementation at a new major customer. Also contributing to the increase is a stock based compensation charge for approximately $32,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R).

Sales and Marketing

      Sales and marketing expenses include salaries, commissions and expenses for sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses were $490,981 for the three months ended June 30, 2006, as compared to $468,920 for the same period in 2005. Sales and marketing expenses for the second quarter of 2006 are slightly higher as a result of the increase in sales staff and travel expenses incurred in an intensified effort to procure new business, and a stock based compensation charge for approximately $4,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R).

General and Administrative

      General and administrative expenses include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses and other administrative costs. General and administrative expenses increased by $10,955 to $536,707 for the three months ended June 30, 2006, as compared to $525,752 for the same period in 2005. The increase is due to bringing Information Technology department in-house in 2006, partially offset by the decrease in related consultant services. There was also a stock based compensation charge of approximately $73,000 in 2006. The stock based compensation charge is a new requirement in 2006 in accordance with SFAS 123(R). Offsetting the increase, in the second quarter of 2005 we paid approximately $25,000 in building rent on leases it terminated in July 2005.

Intangible Asset Amortization

      As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets. We evaluate the goodwill for impairment at least annually. We examine the carrying value of our other intangible assets as current events and circumstances warrant a determination of whether there are any impairment losses. If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets' carrying amounts, an impairment loss will be charged as an expense in the period identified. To date, we have not identified any event that would indicate an impairment of the value of our goodwill recorded in our condensed consolidated financial statements. However in December 2005, the remaining value of intangible assets related to non-compete agreements was charged to expense as management determined they no longer held value. Other intangible assets are amortized over their estimated lives.

      Amortization expense was $63,802 for the three months ended June 30, 2006 compared to $93,368 for the same period in 2005. The reduction is due to the fact that we charged the remaining book value of certain non-compete agreements to expense in December 2005, as management determined they had no future value.

Other Income (Expense)

      Interest expense for the three months ended June 30, 2006 was $209,155, compared to $51,598 for the same period in 2005. The increase is predominantly a result of borrowings on the $3,000,000 Fixed Price Convertible Note with Laurus Master Fund in April 2006. We incurred interest charges of approximately $68,000 on this note in the second quarter of 2006. Additionally, the amortization of discount charges from the associated cost of warrants issued and amortization of loan acquisition costs comprised approximately $25,000 and $33,000, respectively, of interest expense in the second quarter of 2006. Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Interest income for the three months ended June 30, 2006 was $17,417, as compared to $11,300 for the same period in 2005, primarily due to a decrease in the average balance of invested cash and short-term investments.

      Loss on sale of marketable equity securities for the three months ended June 30, 2006 was zero, compared to $41,734 for the same period in 2005. The 2005 loss was from the sale of the last 50,000 shares in Workstream Inc. (WSTM).

Fiscal Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

                                   Net Revenue

Revenues consist of equipment sales and ongoing service and supplies. Net revenue decreased $2,990,847 to $4,290,962 for the year ended December 31, 2005, as compared to the same period in 2004. Revenues for the first quarter of 2004 related to the sale of the Peopleview business and are included in discontinued operations. The prior year's revenue was higher due to a large second quarter sale to a major customer totaling approximately $4,300,000, offset by a current year increase in recurring revenue contracts.

                                 Cost of Revenue

Cost of revenue consists of document imaging equipment, parts, supplies and salaries and expenses of field services personnel. Cost of revenue was $3,225,155 for the year ended December 31, 2005, as compared to $4,012,100 for the same period in 2004. Cost of revenue for the first quarter of 2004 related to the sale of the Peopleview business and is included in discontinued operations. The prior year's cost of revenue was higher due to a large second quarter sale to a major customer. This is partially offset by the current year cost to maintain an increased number of recurring revenue contracts.

                               Sales and Marketing

Sales and marketing expenses include salaries, commissions and expenses of sales and marketing personnel, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses were $1,783,196 for the year ended December 31, 2005, as compared to $1,423,106 for the same period in 2004. Sales and marketing expenses for the first quarter of 2004 related to the disposed business and are included in discontinued operations. While expenses for the second quarter of 2004 included sales commissions paid on a large sale to a major customer, the current year's expense reflects increased sales staff and travel expenses incurred in an intensified effort to procure new business.

                           General and Administrative

General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as facilities expenses, professional fees, legal expenses, and other administrative costs, increased by $1,041,921 to $2,327,497 for the year ended December 31, 2005, as compared to $1,285,576 for the same period in 2004. Certain general and administrative expenses for the first quarter of 2004 which are related to the sale of the Peopleview business are included in discontinued operations. This, in addition to higher legal and accounting fees, increased office space rent, and an increase in administrative staff accounts for the bulk of the increase in 2005. The increase is largely due to the administration of an increased number of recurring revenue contracts.

                          Intangible Asset Amortization

As a result of our acquisition activity, we have recorded a substantial amount of goodwill, which is the excess of the cost of our acquired business over the fair value of the acquired net assets, and other intangible assets. The Company evaluates the goodwill for impairment annually. We examine the carrying value of our other intangible assets as current events and other circumstances warrant a determination of whether there are any impairment losses. If indicators of impairment arise with respect to our other intangible assets and our future cash flows are not expected to be sufficient to recover the assets' carrying amounts, an impairment loss will be charged as an expense in the period identified. To date, we have not identified any event that would indicate an impairment of the value of our goodwill or other intangible assets recorded in our condensed consolidated financial statements. Other intangible assets are amortized over their estimated lives.

Amortization expense of $482,564 for the year ended December 31, 2005, compared to $333,092 in the same period in 2004. Amortization was related to intangible assets acquired through the acquisition of The Mayo Group in April 2004. The increase is due substantially to charging to expense in 2005 the remaining unamortized balance of non-compete agreements which management determined no longer held value.

                             Other Income (Expense)

Interest expense for the year ended December 31, 2005 was $148,365, as compared to $13,662 for the same period in 2004. The increase in interest expense is due primarily to discount charges and periodic interest costs incurred under the Revolving Loan and Security Agreement between Auxilio and Michael D. Vanderhoof and the Loan and Security Agreement with Cambria Investment Fund, L.P.

Interest income is primarily derived from short-term interest-bearing securities and money market accounts. Interest income for the year ended December 31, 2005 was $35,373, as compared to $6,148 for the same period in 2004, primarily due to an increase in the average balance of invested cash and short-term investments.

Gain on sale of marketable securities of $293,083 related primarily to the excess of sales price over the cost of investment in Workstream's common stock in 2005 and the disposition of other Workstream derivatives. No such activities took place in 2004.

Loss on disposal of fixed assets of $8,225 in 2005 was due to the write off of capitalized software no longer being utilized. No such activities took place in 2004.

                       Income from Discontinued Operations

We sold the assets from our discontinued business to Workstream in the first quarter of 2004. All of the operating results and gains related to the sale were classified as discontinued operations in the accompanying condensed consolidated statements of operations for 2004. No such activities took place in 2005.

LIQUIDITY AND CAPITAL RESOURCES

      At June 30, 2006, our cash and cash equivalents were $1,697,908. Our principal cash requirements are for operating expenses, including equipment, supplies, employee costs, capital expenditures and funding of the operations. Our primary sources of cash were from revenues, a convertible note payable in April 2006 and a 2005 private placement offering of our common stock.

      During the six months ended June 30, 2006, we used $1,517,327 for operating activities, as compared to using $2,660,697 for the same period in 2005. The decrease in cash use in 2006 was primarily due to having paid down approximately $800,000 of accounts payable and accrued expenses in the first quarter of 2005.

      In April 2006, we entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. We shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.

      In November 2005, we entered into a Loan and Security Agreement (the Loan) with Cambria Investment Fund, L.P. One of our directors, Michael D. Vanderhoof, is a principal in Cambria Investment Fund. Under the agreement, we borrowed $250,000 in March 2006. Interest accrued daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum. The outstanding principal balance was due and payable in full on March 15, 2007. The Loan was secured by substantially all of our assets. In the event that we completed any future public or private placement offering which results in net proceeds in excess of $3,000,000, Cambria Investment Fund L.P. could demand repayment of the Loan. The Loan was paid off with funds received from Laurus Master Fund Fixed Price Convertible Note.

      In February 2005, we commenced a private placement offering of up to 2,500,000 shares of our common stock at a purchase price of $2.00 per share. We completed the offering on July 31, 2005 and sold 1,619,750 shares of our common stock as part of this offering, receiving net proceeds of $2,944,969.

      Management believes that additional working capital will be required to provide the Company with the ability to continue as a going concern for at least the next twelve months. Management is actively pursuing additional funding with Laurus Master Fund and other sources. Through June 30, 2006, the Company has not been able to generate sufficient revenues from its operations to cover its costs and operating expenses. However, the Company anticipates that its cashflow will improve through the sale of additional product offerings and the growth of the Company's customer base.

       Contractual Obligations and Contingent Liabilities and Commitments

We lease certain of our facilities under non-cancelable operating lease arrangements that expire at various dates through 2010. The following table summarizes future minimum payments for these leases as of December 31, 2005:

                          Total        2006      2007-2008     2009-2010
    Operating Leases    $738,561    $ 205,468    $ 332,265    $  200,828

                                    BUSINESS

                                  Introduction

Auxilio, Inc. was originally incorporated under the laws of the State of Nevada on August 29, 1995, under the name Corporate Development Centers, Inc. As a result of a series of transactions, which are more fully described in the section entitled "Background" below, in April 2004 we changed our name to Auxilio, Inc. The Company is currently headquartered in Orange County, California, with its principal executive offices located at 27401 Los Altos, Suite 100, Mission Viejo, 92691. Auxilio is engaged in the business of providing fully outsourced document image management services to the healthcare industry. For more information on Auxilio and its products and services see the section entitled "Principal Products or Services" below or visit our website at www.auxilioinc.com. The information found on our website is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

                                   Background

Auxilio, Inc. was incorporated in the State of Nevada on August 29, 1995. From its incorporation in August 1995 until January 2002, we had no significant operations. In January of 2002, Auxilio's predecessor e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC). CDC's common stock traded on the OTC Bulletin Board. In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for each four (4) shares of e-Perception common stock they owned prior to the tender offer. As a result, e-Perception became a wholly owned subsidiary of CDC. CDC subsequently changed its name to e-Perception, Inc. Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView) and traded under the symbol PPVW.

For the fiscal year ended December 31, 2003, and including the period from January 1 to March 31, 2004, PeopleView developed, marketed and supported web based assessment and reporting tools and provided consulting services that enabled companies to manage their HCM needs in real-time. Companies ranging in size from 50 person firms to Fortune 500 companies implemented PeopleView solutions in order to have deep insight into their human capital assets.

In March of 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (Workstream) whereby the Company sold to Workstream essentially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things. Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share. The business operations of PeopleView were discontinued in March 2004.

On April, 1, 2004, PeopleView completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG). TMG offered outsourced image management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio's current operations. Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed TMG's subsidiary name to Auxilio Solutions, Inc. Our stock now trades on the Over-the Counter Bulletin Board under the symbol AUXO.OB.

                         Principal Products or Services

Auxilio is a services and technology firm that provides fully outsourced document image management services, or Image Management, to the healthcare industry. Auxilio provides full-time on-site management teams to perform a customized Image Management program that includes the following services:

o vendor monitoring, management and contract negotiation;

o change management and end-user training programs;

o utilization management;

o financial reporting;

o workflow efficiency management;

o information systems integration, connectivity and image migration strategies; and

o strategy execution working with the customer to execute a long-term Image Management strategy;

Auxilio's products and services also include the sales, integration and services of automated office equipment including digital and color copiers, printers, facsimile machines and multi-function equipment.

                                   Competition

We operate in a highly competitive market. The majority of the competition in the healthcare industry market for Image Management services comes from the large photocopy/multi-functional digital device manufacturers such as Xerox, Canon, Konica Minolta, Ricoh and Sharp. In addition to the manufacturers the competitive landscape contains large equipment dealer/distributors such as Ikon, Lanier, and Global Imaging Systems as well as a number of regional and local equipment dealers and distributors that exist in the communities which the hospitals serve. Our analysis of the competitive landscape shows a very strong opportunity for fully outsourced Image Management services to the healthcare industry.

While this competition does present a significant competitive threat, Auxilio believes that it has a strong competitive position in the marketplace due to a number of important reasons:

o Auxilio is distinctive in its 100% focus on healthcare. No other vendor/service provider has its entire business dedicated to solving issues inside of healthcare with the expertise and knowledge base unmatched in the market.

o Auxilio is distinctive in its approach to providing fully outsourced Image Management programs. Auxilio's program is completely outsourced and hospitals need only pay a single invoice. Auxilio operates the Image Management process as a department in the hospital with a full-time staff on-site. The vendors and dealers in the vast majority of instances have multiple small and large customers in a geographic area to whom they are providing services and this causes major delays in service and supplies to the hospitals. In addition, by focusing solely on the hospital campus Auxilio enjoys much lower turn-around times for service, greater up sell opportunities and a much deeper service relationship with the customer.

o Auxilio is not restricted to any single equipment vendor. Auxilio is committed to bringing the best hardware and software solutions to our customers. Our approach is to use the best technology to solve the solution in the best manner possible without any prejudice as to equipment.

o Auxilio maintains a daily connection with the hospital providing a detailed strategy and plan on equipment acquisition saving the hospitals a great deal of time, effort and money in this cumbersome and confusing process.

                                    Customers

Most of our customers are hospitals and Integrated Health Delivery Networks
(IDN). The loss of any key customer could have a material adverse effect upon our financial condition, business, prospects and results of operation. Our four largest customers represent approximately 89% of our revenues for the quarter ended March 31, 2006.

                              Intellectual Property

We have not applied for or been granted any patents, trademarks or copyrights with respect to our technology, or processes, as they relate to document and image management services and processing.

                              Government Regulation

We are subject to federal, state and local regulations concerning the environment and occupational safety and health standards. We have not experienced significant difficulty in complying with such regulations and compliance has not had a material effect on our business or our financial results.

                            Research and Development

As a result of our acquisition of TMG on April 1, 2004, and our subsequent decision to concentrate our focus on document and image management services, as well as document and image processing, it is no longer required that we make material expenditures on research and development. Prior to our acquisition of TMG, we had a research and development organization that was responsible for product architecture, development of core technology, product testing, quality assurance and ensuring the compatibility of the products with leading hardware platforms, operating systems and database systems for our human resources software, which was sold to Workstream in March of 2004. In the first quarter of 2004 we incurred research and development expenses of $46,249. These expenses have been included in discontinued operations in Auxilio's financial statements for the year ended December 31, 2004.

                                    Employees

As of August 20, 2006, we had sixty-three full-time employees and two part-time employees. Of these employees, forty-nine were engaged in providing services, nine were engaged in sales and marketing, and seven were engaged in general and administrative. None of our employees are represented by a labor union or a collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

                                   Properties

We currently lease approximately 6,672 square feet of office space in one building located in Mission Viejo, California. The lease terminates on December 31, 2010. The Company expects that the current leased premises will be satisfactory until the future growth of its business operations necessitates an increase in office space. There is an ample supply of office space in the Orange County, California area and we do not anticipate any problem in securing additional space if, and when, necessary.

                                Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are aware of no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth the name, age and position of each of our directors and executive officers as of August 25, 2006:

  Name                  Age  Position with the Company
  ----                  ---  -------------------------
  Joseph J. Flynn       40   Chief Executive Officer, Director and Chairman
         of the Board
  Edward B. Case        54   Director, Member of the Audit Committee
  Robert L. Krakoff     70   Director, Chairman of the Audit Committee, and
                             Member of the Compensation Committee
  John D. Pace          52   Director
  Max Poll              59   Director, Member of the Audit Committee
  Michael Vanderhoof    46   Director, Chairman of the Compensation Committee
  Etienne L. Weidemann  41   Director, President and Chief Operating Officer
  Paul T. Anthony       36   Chief Financial Officer


Joseph J. Flynn, 40. Mr. Flynn was hired as the Chief Executive Officer effective January 1, 2003, and has served as a director since that date. From 1998 to 2002, Mr. Flynn was General Manager of the e-learning, Collaboration and Telecommunications Group at Advanstar Communications. From 1992-1998, Mr. Flynn was Vice President for Latin America and the Iberian Peninsula for E. J. Krause, a privately held, leading international exhibition organizer. Mr. Flynn holds a BA in International Relations, 1987 from the Catholic University of America in Washington, DC and completed the Masters at Teaching Post Graduate Program in Foreign Language Education from the University of Rhode Island in 1989.

Edward B. Case, 54. Mr. Case has served as a member of the Company's Board of Directors since January 2006. Mr. Case has over 20 years in the healthcare industry having served as CEO and President of Presbyterian Healthcare, as well as CEO and CFO of BJC Health Systems. Most recently Mr. Case has owned and operated Healthcare Resource Associates, a leading provider of business process outsourcing services focused on cash flow improvements for hospitals and physicians.

Robert L. Krakoff, 70. Mr. Krakoff has served as a member of the Company's Board of Directors since November 2004. Mr. Krakoff has served as a member of the Company's Board of Directors since January, 2005. Mr. Krakoff was the former Chairman and Chief Executive Officer of Advanstar, Inc. Before joining Advanstar, Inc., Mr. Krakoff had a 23 year career with Reed Elsevier plc, a leading international publisher and information provider. He was Vice Chairman of Reed Elsevier Inc., a director of Reed Elsevier plc, and Chairman and CEO of Cahners Publishing Company. During his tenure with Reed, he also held the position of Chief Executive of Reed Exhibition Companies and Reed Reference Publishing. Prior to joining Reed Elsevier in 1973, Mr. Krakoff was President, Chief Executive Officer and a director of AITS, Inc., then a large wholesale travel company. He also held executive positions in finance, marketing and planning with Ford Motor Company, Trans World Airlines, The Singer Corporation, and RCA. Mr. Krakoff graduated from Pennsylvania State University with a Bachelor of Science degree in Business Administration. He also earned an MBA from the Harvard Graduate School of Business Administration. Mr. Krakoff is a past Chairman and a past Director of the Association of American Business Media
(ABM), and the 2002 recipient of the ABM's McAllister Top Management Fellowship award for career leadership in business-to-business media. He also is a Trustee of the Beth Israel Deaconess Hospital in Boston. He is a member of the Board of Freedom Communications, Inc., of Irvine, CA and Chairman of the Audit Committee; a prior Director of three mutual funds of the Aquila Corporation (Capital Cash Management Trust, Narragansett Insured Tax Free Income Fund, and Trinity Liquid Assets Trust).

John D. Pace, 52. Mr. Pace has served as a member of the Company's Board of Directors since June 2004. Mr. Pace has served as a member of the Company's Board of Directors since November, 2004. He spent 25 years with ServiceMaster's Healthcare Division in a variety of senior leadership roles, the last as Executive Vice President for the West. Currently Mr. Pace is retired from ServiceMaster. He currently provides consulting services to the Company. Mr. Pace is also on the Mission Hospital Foundation Board, in Mission Viejo, CA.

Max Poll, 59. Mr. Poll has served as a member of the Company's Board of Directors since May 2005. Mr. Poll most recently served as President and Chief Executive Officer of Scottsdale Healthcare, where he retired from in 2005. He has been in health care administration for over 30 years and has held the positions of President & CEO of Barnes Hospital in St. Louis, Missouri, the primary teaching affiliate of Washington University School of Medicine; Administrator & CEO of Boone Hospital Center, Columbia, Missouri; and Assistant Director of St. Luke's Hospital, Kansas City, Missouri. Mr. Poll received his Bachelors of Business Administration from Western Michigan University, and his Masters of Hospital Administration from the University of Minnesota. His activities have included board, committee membership, and officer positions on metropolitan, state and national health organizations, including the American Hospital Association, Association of American Medical Colleges, and Voluntary Hospitals of America, Inc. Mr. Poll is a Fellow in the American College of Healthcare Executives, and currently is a board member of the International Genomics Consortium and serves as its Executive Advisor.

Michael Vanderhoof, 46. Mr. Vanderhoof has served as a member of the Company's Board of Directors since May 2001. Mr. Vanderhoof is Chairman of Cambria Asset Management LLC and a principal in Cambria Investment Fund LP. Cambria Asset Management is the holding corporation for Cambria Capital LLC, a NASD registered broker dealer with offices in Los Angeles, New York, Seattle and Salt Lake City. Cambria Investment Fund LP provides bridge loans and equity financing to early stage developing companies. Mr. Vanderhoof is a board member of Bionovo, Inc. He has over nineteen years experience in the capital markets. From 1998 to present, he has advised various private and public companies on capital formation, mergers and acquisitions and financing. From 1993 to 1997, Mr. Vanderhoof was a trader on a trading desk that made markets in over 200 OTC companies. His career began in 1985 as an Account Executive for a NASD broker-dealer firm in Salt Lake City, Utah.

Etienne L. Weidemann, 41. Mr. Weidemann is the President and Chief Operating Officer for the Company. In May 2006 Mr. Weidemann was appointed to the Company's Board of Directors. He joined the Company in November 2002 as Vice President of Marketing. In March 2003, Mr. Weidemann was promoted to Executive Vice President of Sales and Marketing. Prior to Auxilio, Mr. Weidemann was Vice President of Sales and Vendor Marketing for the e-Learning and Collaboration Groups at Advanstar Communications Inc. From 1996 to 1999, Mr. Weidemann was a Director and founding member of WildnetAfrica.com where he played a leading strategic role in determining the company's go-to-market strategy. From 1991 through 1996, Mr. Weidemann was Managing Director of Elecrep Corporation, an engineering and automotive manufacturing concern in South Africa. Mr. Weidemann graduated with a law degree from the University of South Africa and was admitted as an Attorney of the Supreme Court of South Africa in 1989.

Paul T. Anthony, 35. Mr. Anthony was hired as the Chief Financial Officer effective January 3, 2005. Prior to joining the Company, Mr. Anthony served as Vice President, Finance and Corporate Controller with Callipso, a provider of voice-over IP based network services. During his tenure at Callipso, Mr. Anthony was responsible for all of the financial operations including accounting, finance, investor relations, treasury, and risk management. Before joining Callipso, Mr. Anthony was the Controller for IBM-Access360, a provider of enterprise software. Mr. Anthony joined Access360 from Nexgenix, Inc. where he served as Corporate Controller. Prior to this, Mr. Anthony held numerous positions in Accounting and Finance at FileNET Corporation, a provider of enterprise content management software applications. Mr. Anthony started his career at KPMG Peat Marwick LLP in Orange County in the Information, Communications & Entertainment practice. He is a certified public accountant and holds a Bachelor of Science in Accounting from Northern Illinois University.

      LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate our rights and the rights of our stockholders (through stockholder's derivative suits on behalf of Auxilio) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of Auxilio or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

Director Compensation

Auxilio compensates its non-employee directors for their service on the Board of Directors with an initial grant of an option to purchase 25,000 shares of common stock. Each outside director also receives 2,500 shares of common stock for each board meeting and committee meeting attended.

Summary Executive Compensation Table

The following table discloses the annual and long-term compensation received in each of the last three fiscal years by (i) our Chief Executive Officer of the Company during the last fiscal year, (ii) the Company's four most highly compensated executive officers, in addition to the Chief Executive Officer, serving at the end of the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year, and (iii) any executive officer of the Company who resigned during the last fiscal year whose salary and incentive compensation exceeded $100,000 in the last fiscal year.

                                                   Long Term
                        Annual Compensation Compensation
                       ---------------------   ----------------
                                               Shares of Common
                                               Stock Underlying
 Name and Principal   Fiscal                   Stock Options and    All Other
 Position              Year   Salary   Bonus        Warrants       Compensation
--------------------   ----   ------   ------- ------------------  ------------
Joseph J. Flynn (1)    2005  $165,000  $43,464           --                --
Chairman and Chief     2004  $163,542  $    --      333,333                --
Executive Officer      2003  $149,885  $22,527       83,325                --
Etienne Weidemann (2)  2005  $160,000  $40,002       16,667                --
President and Chief    2004  $157,083  $10,000      316,666                --
Operating Officer      2003  $142,500  $45,215       99,990                --
Paul T. Anthony (3)    2005  $155,000  $10,000      330,000            $6,757
Chief Financial        2004        --       --           --                --
Officer                2003        --       --           --                --
Charles Nickell (4)    2005  $142,500  $46,740           --                --
Vice President         2004  $142,500  $90,000           --                --
                       2003        --       --           --
Joseph B. Hoban (5)    2005  $112,500  $39,500      300,000                --
Executive Vice         2004        --       --           --                --
President -- Sales     2003        --       --           --                --

(1) Mr. Flynn joined the Company in January 2003 as Chief Executive Officer.

(2) Mr. Weidemann joined the Company in November 2002.

(3) Mr. Anthony joined the Company in January 2005 as Chief Financial Officer.

(4) Mr. Nickell joined the Company in April 2004 through the acquisition of The Mayo Group.

(5) Mr. Hoban joined the Company in April 2005 as Senior Vice President - Sales.

Option Grants Table

The following table sets forth information concerning options to purchase shares of our common stock granted to our named executive officers in the fiscal year ended December 31, 2005.

                                              % of
                                              Total
                                             Options
                    Shares      Shares of      and
                   of Common     Common      Warrants
                     Stock        Stock      Granted      Exercise                  Grant
                   Underlying  Underlying       to         Price                     Date
                   Warrants   Stock Options   Company    Per Share   Expiration    Present
Executive Officer    (1)          (2)        Employees      (3)         Date       Value(4)
-----------------    ---          ---       ---------     -------     ---------   ---------
Etienne Weidemann     -         16,666            1.3%    $2.00       4/15/2015    $ 21,883
Paul T. Anthony    330,000          --           26.0%    $1.95       12/10/2009   $515,228
Joseph B. Hoban       -         300,000          23.6%    $2.00       5/10/2015    $396,000

(1) The warrants have a term of no more than five years, subject to earlier termination in certain events related to termination of employment. The warrants begin to vest on the first anniversary from the grant date, subject to certain earnings and revenue targets being accomplished. To the extent not already exercisable, the warrants generally become exercisable upon a merger or consolidation of the Company with or into another corporation, or upon the acquisition by another corporation or person of all or substantially all of the Company's assets.

(2) The options were granted under the Auxilio 2004 Stock Incentive Plan for a term of no more than ten years, subject to earlier termination upon certain events related to termination of employment. The options begin to vest on the first anniversary from the grant date. To the extent not already exercisable, the options generally become exercisable upon a merger or consolidation of the Company with or into another corporation, or upon the acquisition by another corporation or person of all or substantially all of the Company's assets.

(3) All options were granted at fair market value (the last price for the Company's common stock as reported by NASDAQ on the day previous to the date of grant), or the price paid during a private placement, as long as the restrictions on the shares sold pursuant to a private placement where equal to the vesting on the option grants.

(4) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The calculation is based on a five-year term and upon the following assumptions: annual dividend growth of zero percent, volatility of approximately 80.47%, and an interest rate of 2.75% to 3.00%. There can be no assurance that the amounts reflected in this column will be achieved.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2005 with respect to the Company's equity compensation plans under which equity securities of the Company are authorized for issuance.

                                    Number of
                               Securities to be                     Number of
                                 Issued Upon    Weighted Average   Securities
                                 Exercise of     Exercise Price     Remaining
                                 Outstanding     of Outstanding     Available
                                  Options,          Options,       for Future
                                Warrants and      Warrants and      Issuances
        Plan Category              Rights            Rights        Under Plan
        -------------              ------            ------        ----------
Equity compensation plans
  approved by security            2,008,497           $1.48         1,458,170
  holders (1):
Equity compensation plans
  not approved by security
  holders (2):                    1,398,535           $1.25                --
                                  ---------                         ---------
      Total                       3,407,032                         1,458,170
                                  =========                         =========


(1) These plans consist of the 2004 Stock Incentive Plan, 2003 Stock Option Plan, 2001 Stock Option Plan, and the 2000 Stock Option Plan.

(2) Warrants and rights. From time to time and at the discretion of the Board of Directors the Company may issue warrants to key individuals or officers of the Company as performance based compensation.

Aggregated Options and Warrants Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information regarding the exercisable and unexercisable options to acquire our common stock granted to our named executive officers.

                           Shares                         Number of Unexercised                  Value of Unexercised
                          Acquired        Value          Options and Warrants at        In-the-Money Options and Warrants at
         Name            on Exercise    Realized            December 31, 2005                   December 31, 2005 (1)
         ----            -----------    --------            -----------------                   ---------------------
                                                     Exercisable      Unexercisable     Exercisable         Unexercisable
                                                     -----------      -------------     -----------         -------------
Joseph J. Flynn               -             -          152,788           263,889          $147,917             $264,583
Etienne Weidemann             -             -          163,889           269,444          $138,333             $251,666
Paul T. Anthony               -             -          110,000           330,000          $220,000                 -
Joseph B. Hoban               -             -             -              300,000             -                     -
----------------------------------------------------------------------------------------------------------------------------

(1) Represents the difference between the fair market value of the shares underlying such options at fiscal year-end ($1.50) and the exercise price of such options.

Employment and Separation Agreements and Change in Control Arrangements

On April 1, 2004, the Company entered into an employment agreement with Joseph
J. Flynn to serve as its Chief Executive Officer, effective April 1, 2004. Mr. Flynn's agreement has a term of two year and provides for a base annual salary of $165,000. Mr. Flynn may receive an annual bonus if certain earnings and revenue targets are accomplished. On March 14, 2006, the Company entered in to a new employment agreement with Mr. Flynn. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $180,000. Mr. Flynn received 100,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished. In the event of Mr. Flynn's termination without cause (as defined in the agreement) or voluntary resignation for good reason (as defined in the agreement), he shall be entitled to base salary prorated to the date of termination, and severance, equal to compensation for an additional six (6) months payable in accordance with the payroll cycle or as a lump sum. In addition, Mr. Flynn's unvested stock options and warrants will accelerate.

On April 1, 2004, the Company entered into an employment agreement with Etienne Weidemann, to serve as President and Chief Operating Officer, effective April 1, 2004. Mr. Weidemann's agreement has a term of two years, and provides for a base annual salary of $155,000. Mr. Weidemann may receive an annual bonus if certain earnings and revenue targets are accomplished. On March 15, 2006, the Company entered in to anew employment agreement with Mr. Weidemann. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished. In the event of Mr. Weidemann's termination without cause (as defined in the agreement) or voluntary resignation for good reason (as defined in the agreement), he shall be entitled to base salary prorated to the date of termination, and severance, equal to compensation for an additional twelve (12) months payable in accordance with the payroll cycle or as a lump sum. In addition, Mr. Weidemann's unvested stock options and warrants will accelerate.

On December 10, 2004, the Company entered into an employment agreement with Paul
T. Anthony to serve as Chief Financial Officer and Corporate Secretary, effective January 3, 2005. Mr. Anthony's agreement has a term of two years, and provides for a base annual salary of $155,000. Mr. Anthony received warrants and may receive an annual bonus if certain earnings and revenue targets are accomplished. Mr. Anthony's agreement does allow for severance upon termination as a result of a change in control. On March 15, 2006, the Company entered in to a new employment agreement with Mr. Anthony. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony received 75,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished. In the event of Anthony's termination without cause (as defined in the agreement) or voluntary resignation for good reason (as defined in the agreement), he shall be entitled to base salary prorated to the date of termination, and severance, equal to compensation for an additional six (6) months payable in accordance with the payroll cycle or as a lump sum. In addition, Mr. Anthony's unvested stock options and warrants will accelerate.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of our common stock as of August 25, 2006, by
(i) each current director; (ii) each executive officer named in the summary compensation table included herein who were serving as executive officers at the end of fiscal 2005; (iii) all our current directors and executive officers as a group; and (iv) each person who is known by us to be a beneficial owner of five percent or more of our common stock.

                                                Shares Beneficially Owned
                                                -------------------------
  Name and Address of Beneficial Owner (1)      Number (2)         Percent
  ----------------------------------------      ----------         -------
Paul Anthony (3)............................       220,000            1.3
Edward B. Case..............................             -             -
Joseph J. Flynn (4) ........................       518,056            3.1
Raymond Gerrity (5).........................        94,835             *
Robert L. Krakoff (6).......................         8,333             *
John Pace (7)...............................        20,538             *
Max Poll (8)................................         8,333             *
Michael Vanderhoof (9)......................     1,686,819            9.0
Etienne Weidemann (10)......................       375,000            2.3
All directors and executive officers, as a
group (11)..................................     2,931,915           15.4


* Less than 1% of the outstanding shares of common stock.

(1) The address for all officers and directors is 27401 Los Altos, Suite 100, Mission Viejo, CA 92691.

(2) Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law). The percentages are based upon 16,122,808 shares outstanding as of August 25, 2006, except for certain parties who hold options and warrants that are presently exercisable or exercisable within 60 days, are based upon the sum of shares outstanding as of August 25, 2006 plus the number of shares subject to options and warrants that are presently exercisable or exercisable within 60 days held by them, as indicated in the following notes.

(3) Includes 220,000 shares subject to stock warrant agreements.

(4) Includes 118,055 shares subject to stock options exercisable within 60 days, and 250,000 subject to stock warrant agreements.

(5) Includes 2,333 shares subject to stock options exercisable within 60 days.

(6) Includes 8,333 shares subject to stock options exercisable within 60 days.

(7) Includes 1,000 shares subject to stock options exercisable within 60 days.

(8) Includes 8,333 shares subject to stock options exercisable within 60 days.

(9) Includes 5,750 shares subject to stock options exercisable within 60 days, and 50,000 subject to stock warrant agreements. Includes 425,156 beneficial shares owned by Avintaquin Capital, LLC 880 Apollo Street, Suite 334, El Segundo, CA 90245. Avintaquin Capital, LLC shares include 28,733 shares subject to stock warrant agreements. Includes 155,000 beneficial shares owned by Cambria Investment Fund, L.P. 2321 Rosecrans Avenue, Suite 4270, El Segundo, CA 90245. Cambria Investment Fund L.P. shares include 75,000 shares subject to stock warrant agreements.

(10) Includes 125,000 shares subject to stock options exercisable within 60 days, and 250,000 shares subject to stock warrant agreements.

(11) Includes 272,472 shares subject to stock options exercisable within 60 days, and 873,733 shares subject to stock warrant agreements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 23, 2005, Auxilio entered into a Loan and Security Agreement (the
Loan) with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company, is a principal in Cambria Investment Fund L.P. Under the agreement, the Company can borrow up to $500,000, The Loan is secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for entering into the Loan, Cambria Investment Fund L.P. also received warrants to purchase up to 250,000 shares of the Company's common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant to received the 75,000 shares issued upon execution was $69,557. Such amount was recorded as interest expense. The fair value of the warrants was determined using the Black-Scholes option-pricing model.

On December 28, 2004, Auxilio entered into a Revolving Loan and Security Agreement with Mr. Michael D. Vanderhoof. Mr. Vanderhoof is a director of the Company. Under the agreement, the Company could borrow up to $500,000 (the Revolving Loan). The Revolving Loan was secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for the making of the Revolving Loan, Mr. Vanderhoof also received a warrant to purchase 50,000 common shares of the Company in a number equal to 10% of the highest amount outstanding at an exercise price of $2.00 per share. During 2005 the Company borrowed $500,000 and issued 50,000 warrants in connection with the Revolving Loan. The fair value of the warrants was determined using the Black-Scholes option-pricing model. Such amount was recorded as interest expense. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has compared the relative fair value of the warrants and the face value of the note and has allocated a value of $58,029. Such amount was recorded as a discount against the carrying value of the note and was amortized over the life of the note using the straight-line interest method. In April 2005, the Company paid in full all outstanding principal balance under the Revolving Loan, and all remaining unamortized discount was immediately expensed. The Revolving Loan expired December 10, 2005.

In June 2004 the Company entered in to a consulting agreement with John D. Pace, a director, to provide support in the Company's sales efforts with major healthcare facilities as well as consulting services related to the Company's operations. The agreement terminates June 1, 2006. Mr. Pace receives $1,000 per day for his services not to exceed three days per month and $1,500 per day for each additional day worked during a given month. In addition, Mr. Pace receives commission at a rate of 5% of the gross profit for any business closed through introductions made by Mr. Pace. The commission will be paid 25% in the form of Auxilio's common stock (priced at prevailing market values) and 75% in cash. Total compensation to Mr. Pace in 2005 was $61,704.

Auxilio believes that each of the foregoing transaction was in its best interests. As a matter of policy, these transactions were and all future transactions between the Company and its officers, directors, principal stockholders or their affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be undertaken only in connection with bona fide business purposes of the Company.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 33,333,333 shares of common stock, par value $.001 per share. As of August 25, 2006, 16,122,808 shares of common stock were issued and outstanding. In addition, at such date, 6,373,985 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of outstanding convertible indebtedness.

Common Stock

Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the stockholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, our loan agreement with Laurus does not allow us to directly or indirectly declare or pay any dividends so long as our secured convertible term note to Laurus remains outstanding.

Rights Upon Liquidation. Upon liquidation each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the stockholders. A plurality of the votes cast at a meeting of stockholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. A majority of the votes cast at a meeting of stockholders must authorize stockholder actions other than the election of directors.

Transfer Agent

The registrar and transfer agent for our common stock is Colonial Stock Transfer Company, Inc., 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111.

                              SELLING STOCKHOLDERS

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Of the 4,063,992 shares of common stock listed below:

o 2,106,916 shares of our common are stock issuable upon (i) the conversion of the principal amount owing under $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, LTD and (ii) the conversion of the interest accrued and owing under the note;

o 478,527 shares of our common are stock issuable upon exercise of the warrant issued to Laurus Master Fund, LTD in connection with the issuance of $3,000,000 Secured Convertible Term Note; and

o 1,478,549 shares of our common are stock issuable upon the exercise of currently outstanding warrants to purchase shares of our common stock.

The following table provides the name of each selling stockholder and the number of shares of our common stock offered by each selling stockholder under this prospectus. Because the selling stockholders may sell all or part of their shares of our common stock under this prospectus and since this offering is not being underwritten on a firm commitment basis, we cannot estimate the number and percentage of shares of our common stock that the selling stockholders will hold at the end of the offering covered by this prospectus.

                                                                      Percentage
                              Common Shares   Common  Common Shares   of Shares
                             Owned Prior To   Shares   Owned After    Following
  Selling Stockholders         Offering(1)  Registered  Offering(1)    Offering

Laurus Master Fund, LTD(2)     804,528(3)   2,585,443(3)    ---
Alpine Securities, LLC          52,492(4)     52,492        ---          ---
Paul Anthony(5)                330,000(4)     330,000       ---          ---
Avintaquin Capital, LLC        362,006(6)     45,339        ---          ---
Dave Belcher                    8,333(4)       8,333        ---          ---
Blue Bay Capital                3,600(4)       3,600        ---          ---
Cambria Investment
  Fund L.P.(7)                 162,500(4)     162,500       ---          ---
Jonathan Destler                63,752(8)      22,085       ---          ---
Joseph Flynn(9)                518,056(10)    250,000       ---          ---
Dale Garnett                    47,243(4)     47,243        ---          ---
Ray Gerrity (11)                 500(4)         500         ---          ---
Ibrahim Kurtulus (12)          27,900(13)      4,650        ---          ---
Meyers & Associates L.P.        18,600(4)     18,600        ---          ---
Rodman Renshaw, LLC            156,289(14)    110,429       ---          ---
SBI E2-Capital (USA)           102,445(4)     102,445       ---          ---
Shai Stern                      5,000(4)       5,000        ---          ---
Michael Vanderhoof(15)       1,686,819 (16)   50,000        ---          ---
Etienne Weidemann(17)          375,000(18)    250,000       ---          ---
World in Motion                 15,333(4)     15,333        ---          ---
-------------------

(1) Calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of Wall Street Journal prime plus 2.0%. The conversion, repayment, collateral and other terms are detailed in note 18 to the December 31, 2005 consolidated financial statements.

(3) Consists of 2,585,443 shares, of which 2,106,916 shares of common stock are issuable upon ( a ) the conversion of the principal amount owning under ( i ) $3,000,000 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., on April 7, 2006 and (ii) the conversion of interest accrued and owing under the note; and (b) of which 478,527 shares of common stock are issuable upon exercise of warrants with an exercise price of $1.96 per share. The 804,528 shares of common stock shown as being beneficially owned by Laurus Master Fund prior to the offering represent 4.99% of the Company's outstanding common stock on August 25, 2006, as Laurus Master Fund may not exercise the warrants or convert the term note into shares if such exercise or conversion would cause Laurus Master Fund to beneficially own more than 4.99% of the Company's common stock. Laurus Master Fund, Ltd. is managed by Laurus Capital Management, LLC. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and have share sole voting and investment power over the shares owned by Laurus Master Fund, Ltd.

(4) Includes shares of our common stock issuable upon exercise of warrants.

(5) Mr. Anthony was hired as Auxilio's Chief Financial Officer effective January 3, 2005.

(6) Includes 45,339 shares issuable upon exercise of warrants.

(7) In March 2006, Auxilio borrowed $250,000 from Cambria Investment Fund L.P., pursuant to the terms of a Revolving Loan Agreement. Michael D. Vanderhoof, a director of Auxilio is a principal in Cambria Investment Fund. In April 2006, we paid in full all outstanding principal balance under the Revolving Loan Agreement.

(8) Includes 22,085 shares issuable upon exercise of warrants.

(9) Mr. Flynn was hired as Auxilio's Chief Executive Officer effective January 1, 2003, and has served as a director since that date.

(10) Includes 118,055 shares subject to stock options exercisable within 60 days, and 250,000 subject to stock warrant agreements.

(11) Mr. Gerrity served as a director of the Company from May 2001 until May
2006.

(12) Mr. Kurtulus was previously engaged by the Company as a consultant in August 2005.

(13) Includes 4,650 shares issuable upon exercise of warrants.

(14) Includes 110,429 shares issuable upon exercise of warrants.

(15) Vanderhoof has served as a member of the Company's Board of Directors since May, 2001.

(16) Includes 5,750 shares subject to stock options exercisable within 60 days, and 50,000 subject to stock warrant agreements. Includes 425,156 beneficial shares owned by Avintaquin Capital, LLC 880 Apollo Street, Suite 334, El Segundo, CA 90245. Avintaquin Capital, LLC shares include 28,733 shares subject to stock warrant agreements. Includes 155,000 beneficial shares owned by Cambria Investment Fund, L.P. 2321 Rosecrans Avenue, Suite 4270, El Segundo, CA 90245. Cambria Investment Fund L.P. shares include 75,000 shares subject to stock warrant agreements.

(17) Mr. Weidemann is the President and Chief Operating Officer of Axulio. In May 2006 Mr. Weidemann was appointed to the Company's Board of Directors.

(18) Includes 125,000 shares subject to stock options exercisable within 60 days, and 250,000 shares subject to stock warrant agreements.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, or any other market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

o directly by any selling stockholder to one or more purchasers;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales entered into after the date of this prospectus;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                        CHANGE IN CERTIFYING ACCOUNTANTS

On December 19, 2005 the Company's Audit Committee approved the dismissal of Stonefield Josephson, Inc. as the Company's independent registered public accounting firm and appointed Haskell & White LLP as the Company's independent registered public accounting firm for the year ended December 31, 2005. There were no disagreements with Stonefield Josephson, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedures which disagreements, if not resolved to Stonefield Josephson, Inc.'s satisfaction, would have caused them to refer to the subject matter of the disagreements in connection with their report; and there were no "reportable events" as defined in Item 304 (a)(1)(iv) of the Securities and Exchange Commission's Regulation S-B.

The Company requested Stonefield Josephson, Inc. to furnish it with a letter addressed to the Commission stating whether it agreed with the above statements. A copy of that letter, dated December 22, 2005, was filed as Exhibit 16.1 to the Form 8-K, as amended, announcing Stonefield Josephson, Inc.'s dismissal and the appointment of Haskell & White LLP, which was filed with the SEC on December 23, 2005, and amended on January 18, 2006.

                                  LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

Haskell & White LLP, an independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2005, as set forth in their report, which is included in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Stonefield Josephson, Inc., an independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2004, as set forth in their report, which is included in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are included herein in reliance on upon such report, given on their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Auxilio, Inc.) may be found.

This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-135640). The registration statement contains more information than this prospectus regarding Auxilio, Inc. and its common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                          INDEX TO FINANCIAL STATEMENTS

THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

Financial Statements:

    Condensed Consolidated Balance Sheet ....................................F-1

    Condensed Consolidated Statements of Operations..........................F-2

    Condensed  Consolidated Statements of Comprehensive (Loss) Income........F-3

    Condensed Consolidated Statements of Stockholders' Equity................F-4

    Condensed Consolidated Statements of Cash Flows...................F-5 to F-6

    Notes to Condensed Consolidated Financial Statements.............F-7 to F-11


FISCAL YEARS ENDED DECEMBER 31, 2005 AND DECEMBER 31, 2004

Reports of Independent Registered Public Accounting Firms ..........F-12 to F-13

Financial Statements:

    Consolidated Balance Sheet .............................................F-14

    Consolidated Statements of Operations...................................F-15

    Consolidated Statements of Comprehensive (Loss) Income..................F-16

    Consolidated Statements of Stockholders' Equity.........................F-17

    Consolidated Statements of Cash Flows...........................F-18 to F-19

    Notes to Consolidated Financial Statements......................F-20 to F-38

                         AUXILIO, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2006
                                   (UNAUDITED)

                                                                          ASSETS
Current assets:
  Cash and cash equivalents                                       $  1,697,908
  Accounts receivable, net                                             713,909
  Prepaid and other current assets                                     105,159
  Supplies                                                             373,111
                                                                  ------------
         Total current assets                                        2,890,087

Property and equipment, net                                            305,132
Deposits                                                                28,790
Loan acquisition costs, net                                            456,684
Intangible assets, net                                                 556,741
Goodwill                                                             1,517,017
                                                                  ------------
         Total assets                                             $  5,754,451
                                                                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued expenses                           $    848,580
  Accrued compensation and benefits                                    290,942
  Deferred revenue                                                     354,629
  Current portion of long-term debt                                    616,626
  Current portion of capital lease obligations                          56,364
                                                                  ------------
         Total current liabilities                                   2,167,142

Note payable, less current portion, net of discount of $240,646      2,159,354

Commitments and contingencies                                               --

Stockholders' equity:
  Common stock, par value at $0.001, 33,333,333 shares
    authorized, 16,122,809 shares issued and outstanding                16,124
  Additional paid-in capital                                        15,978,960
  Accumulated deficit                                              (14,567,128)
                                                                  ------------
         Total stockholders' equity                                  1,427,956
                                                                  ------------
         Total liabilities and stockholders' equity               $  5,754,451
                                                                  ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                     Three Months                    Six Months
                                                    Ended June 30,                  Ended June 30,
                                              ------------    ------------    ------------    ------------
                                                  2006            2005            2006            2005
                                              ------------    ------------    ------------    ------------
Revenues                                      $  2,481,139    $  1,237,850    $  4,516,332    $  2,021,927

Cost of revenues                                 2,362,995         889,466       4,334,369       1,663,640
                                              ------------    ------------    ------------    ------------

Gross profit                                       118,144         348,384         181,963         358,287

Operating expenses:
   Sales and marketing                             490,981         468,920       1,001,884         908,175
   General and administrative expenses             536,707         525,752       1,193,872       1,010,093
   Intangible asset amortization                    63,802          93,368         127,603         186,736
                                              ------------    ------------    ------------    ------------
    Total operating expenses                     1,091,490       1,088,040       2,323,359       2,105,004
                                              ------------    ------------    ------------    ------------
    Loss from operations                          (973,346)       (739,656)     (2,141,396)     (1,746,717)

Other income (expense):
   Interest expense                               (209,155)        (51,598)       (219,005)        (72,555)
   Interest income                                  17,417          11,300          18,744          13,511
   Gain on sale of marketable securities                --         (41,734)         10,448         362,061
                                              ------------    ------------    ------------    ------------

          Total other income (expense)            (191,738)        (82,032)       (189,813)        303,017
                                              ------------    ------------    ------------    ------------

    Loss before provision for income taxes      (1,165,084)       (821,688)     (2,331,209)     (1,443,700)

Income tax expense                                      --              --          (2,400)         (3,200)
                                              ------------    ------------    ------------    ------------

Net loss                                      $ (1,165,084)   $   (821,688)   $ (2,333,609)   $ (1,446,900)
                                              ============    ============    ============    ============

Net loss per share:
  Basic                                       $      (0.07)   $      (0.05)   $      (0.15)   $      (0.10)
                                              ============    ============    ============    ============
  Diluted                                     $      (0.07)   $      (0.05)   $      (0.15)   $      (0.10)
                                              ============    ============    ============    ============

Number of weighted average shares:
  Basic                                         16,095,615      15,854,874      16,029,040      15,212,829
                                              ============    ============    ============    ============
  Diluted                                       16,095,615      15,854,874      16,029,040      15,212,829
                                              ============    ============    ============    ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                   (UNAUDITED)

                                                                  Three Months                   Six Months
                                                                 Ended June 30,                 Ended June 30,
                                                            --------------------------    --------------------------
                                                                2006           2005           2006           2005
                                                            -----------    -----------    -----------    -----------
Net loss                                                    $(1,165,084)   $  (821,688)   $(2,333,609)   $(1,446,900)

Reclassification of realized amounts included in net loss            --        (97,500)            --       (222,210)
                                                            -----------    -----------    -----------    -----------

Comprehensive loss                                          $(1,165,084)   $  (919,188)   $(2,333,609)   $(1,669,110)
                                                            ===========    ===========    ===========    ===========

                         AUXILIO, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 2006
                                   (UNAUDITED)

                                                      Additional                        Total
                                 Common Stock           Paid-in      Accumulated     Stockholders'
                          Shares          Amount        Capital        Deficit         Equity
                        -----------   ------------   ------------    ------------    ------------
Balance at
  December 31, 2005      15,961,410   $     15,963   $ 15,190,416    $(12,233,519)   $  2,972,860
Common stock
  issued for services         3,538              3          4,950              --           4,953
Relative fair
  value of warrants
  issued related to
  revolving loan
  payable                        --             --         85,079              --          85,079
Stock issued for
  services rendered
  in connection
  with procurement of
  note payable               45,861             46         69,954              --          70,000
Relative fair
  value of warrants
  issued related to
  convertible loan
  payable                        --             --        340,188              --         340,188
Cashless exercise
  of warrants to
  stock                     112,000            112           (112)             --              --
Stock compensation
  expense for
  options and
  warrants granted to
  employees and
  consultants                    --             --        288,485              --         288,485
Net loss                         --             --             --      (2,333,609)     (2,333,609)
                        -----------   ------------   ------------    ------------    ------------
Balance at
  June 30, 2006          16,122,809         16,124     15,978,960     (14,567,128)      1,427,956
                        ===========   ============   ============    ============    ============

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Six Months Ended June 30,
                                                                          --------------------------
                                                                              2006           2005
                                                                          -----------    -----------
Cash flows used for operating activities:
  Net loss                                                                $(2,333,609)   $(1,446,900)
Adjustments to reconcile net loss to net cash
used for operating activities:
  Depreciation                                                                 56,657         40,570
  Amortization of intangible assets                                           127,603        186,736
  Stock compensation expense for warrants and options issued to
  employees and consultants                                                   288,485             --
  Stock issued for services                                                     4,953             --
  Gain on sale of marketable securities                                       (10,448)      (362,061)
  Interest expense related to amortization of warrants issued for loans       105,113         58,029
  Interest expense related to amortization of loan acquisition costs           38,019             --
Changes in operating assets and liabilities:
  Accounts receivable and other receivables                                  (225,085)    (1,002,165)
  Supplies                                                                     70,466        (36,011)
  Prepaid and other current assets                                            (13,794)        37,713
  Deposits                                                                     12,565          6,751
  Accounts payable and accrued expenses                                       337,976       (269,092)
  Accrued compensation and benefits                                           (31,995)      (169,799)
  Lease buyout provision                                                           --        133,811
  Deferred revenue                                                             55,767        161,721
                                                                          -----------    -----------
     Net cash used for operating activities                                (1,517,327)    (2,660,697)
                                                                          -----------    -----------
  Cash flows provided by (used for) investing activities:
  Purchases of property and equipment                                        (124,536)       (15,858)
  Net proceeds from sale of marketable securities                              26,698        979,311
                                                                          -----------    -----------
     Net cash (used for) provided by investing activities                     (97,838)       963,453
                                                                          -----------    -----------
Cash flows provided by financing activities:
  Proceeds from line of credit                                                250,000        500,000
  Repayments on line of credit                                               (250,000)      (500,000)
  Proceeds from convertible note payable                                    3,000,000             --
  Acquisition fees paid for convertible note payable                         (345,195)            --
  Payments on capital leases                                                   (6,673)        (2,277)
  Payments on notes payable and long-term debt                                     --       (159,618)
  Net proceeds from issuance of common stock                                       --      2,944,969
  Proceeds from exercise of warrants                                               --          2,250
                                                                          -----------    -----------
      Net cash provided by financing activities                             2,648,132      2,785,324
                                                                          -----------    -----------
Net increase in cash and cash equivalents                                   1,032,967      1,088,080
Cash and cash equivalents, beginning of period                                664,941        951,090
                                                                          -----------    -----------
Cash and cash equivalents, end of period                                  $ 1,697,908    $ 2,039,170
                                                                          ===========    ===========

         The accompanying notes are an integral part of these condensed consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                   (UNAUDITED)

                                                                                 Six Months Ended June 30,
                                                                                  ---------------------
                                                                                     2006        2005
                                                                                  ----------   --------
Supplemental disclosure of cash flow information:

     Interest paid                                                                $   66,023   $ 14,736
                                                                                  ==========   ========

     Income tax paid                                                              $    2,400   $  3,200
                                                                                  ==========   ========

Non-cash investing and financing activities:

     Warrants issued for expenses of private placement                                    --   $158,315
                                                                                  ==========   ========

     Relative fair value of warrants issued related to issuance of note payable   $  425,267   $ 58,029
                                                                                  ==========   ========

     Property and equipment acquired by capital lease                             $   26,391   $ 19,097
                                                                                  ==========   ========

     Stocks issued for acquisition fees for convertible note payable              $   70,000         --
                                                                                  ==========   ========

         The accompanying notes are an integral part of these condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                     SIX MONTHS ENDED JUNE 30, 2006 and 2005
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

      The accompanying unaudited condensed consolidated financial statements of Auxilio, Inc. and its subsidiaries ("the Company") have been prepared in accordance with generally accepted accounting principles of the United States of America for interim financial statements pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with accounting principles have been omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed with the Securities and Exchange Commission on April 17, 2006.

      The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) that are, in the opinion of management, necessary to state fairly the financial position and results of operations as of and for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full year.

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As a result, actual results could differ from those estimates.

      The accompanying financial statements were prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate the continuation of the Company as a going concern. The Company reported a net loss of $2,333,609 for the six months ended June 30, 2006 after a loss of $3,358,784 for the year ended December 31, 2005. Although the Company reported net income of $993,726 for the year ended December 31, 2004, it reported a net loss of $3,405,020 for the year ended December 31, 2003 and, at June 30, 2006, has an accumulated deficit of $14,567,128. This raises substantial doubt about the Company's ability to continue as a going concern. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      In April 2006 the Company raised additional working capital through a $3,000,000 fixed price convertible note agreement with Laurus Master Fund. However, management believes that additional working capital will be required to provide the Company with the ability to continue as a going concern for at least the next twelve months. Management is actively pursuing additional funding with Laurus Master Fund and other sources. Through June 30, 2006, the Company has not been able to generate sufficient revenues from its operations to cover its costs and operating expenses. However, the Company anticipates that its revenues will increase through the sale of additional product offerings and the growth of the Company's customer base.

      No assurances can be given as to the success of these plans. Although the Company has been able to raise additional working capital through convertible note agreements and private placement offerings of its common stock, the Company may not be able to continue this practice in the future nor may the Company be able to obtain additional working capital through other debt or equity financings. In the event that sufficient capital cannot be obtained, the Company may be forced to significantly reduce operating expenses to a point which would be detrimental to business operations, business development activities, sell business assets or discontinue some or all of its business operations, or take other actions which could be detrimental to business prospects and result in charges which could be material to its operations and financial position. In the event that any future financing should take the form of the sale of equity securities, the current equity holders may experience dilution of their investments. In addition, the Company may continue to not generate sufficient revenues from its operations to cover its cash operating expenses. As a result, the Company may not be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

      The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

      In March 2006 the FASB issues SFAS No. 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140 ("SFAS 156") which amends FASB Statement No, 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This statement clarifies when servicing rights should be separately accounted for, requires companies to account for separately recognized servicing rights initially at fair value, and gives companies the option of subsequently accounting for those servicing rights at either fair value or under the amortization method. SFAS 156 is effective for fiscal years beginning after September 15, 2006. We do not believe that adoption of SFAS 156 will have a material impact on our financial statements.

3. OPTIONS AND WARRANTS.

Below is a summary of Auxilio stock option and warrant activity during the six-month period ended June 30, 2006:

Options

                                                                      Weighted Average
                                                   Weighted Average    Remaining Term      Aggregate
                                        Shares      Exercise Price        in Years       Intrinsic Value
                                   --------------  ----------------   ----------------  ----------------
Outstanding at December 31, 2005       2,008,497   $           1.48
   Granted                               571,500   $           1.38
   Exercised                                  --                 --
   Cancelled                            (160,500)  $           1.63
                                   -------------   ----------------
Outstanding at June 30, 2006           2,419,497   $           1.45               8.43  $        158,390
                                   =============   ================               ----  ================
Exercisable at June 30, 2006             862,221   $           1.33               7.63  $        103,190
                                   =============   ================               ====  ================

Warrants
                                                                      Weighted Average
                                                   Weighted Average    Remaining Term      Aggregate
                                        Shares      Exercise Price        in Years       Intrinsic Value
                                   ------------    ----------------   ----------------  ----------------
Outstanding at December 31, 2005      1,398,535    $           1.25
   Granted                              698,541    $           1.94
   Exercised                           (112,000)                .30
   Cancelled                            (28,000)                .30
                                   ------------    -----------------
Outstanding at June 30, 2006          1,957,076    $            1.56              4.28  $        375,498
                                   ============    =================              ====  ================
Exercisable at June 30, 2006          1,899,961    $            1.55              4.31  $        375,498
                                   ============    =================              ====  ================
Options

      During the six months ended June 30, 2006, the Company granted a total of 571,500 options to its employees and directors to purchase shares of the Company's common stock at an exercise price range of $1.24 to $1.40 per share, which exercise price equals the fair value of such options on the grant date. The options have graded vesting annually over three years, starting February 2007. The fair value of the options was determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 4.51 to 4.99%; (ii) estimated volatility of 65.16 to 92.47%; (iii) dividend yield of 0.0%; and (iv) expected life of the options of three years.

      In March 2006, the Company borrowed $250,000 from Cambria Investment Fund L.P., a related party, under the Revolving Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares of the Company's common stock at $1.80, with 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends;
(ii) a risk free interest rate of 4.51%; (iii) expected volatility of 90.41%; and (iv) an expected life of the warrants of five years. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has allocated a value of $85,079 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method. In April 2006, the Company paid in full all outstanding principal balance under the Revolving Loan Agreement.

      In April 2006, the Company borrowed $3,000,000 under a fixed price convertible note agreement with Laurus Master Fund (LMF). LMF received 478,527 warrants to purchase shares of the Company's common stock The exercise price of the warrants is $1.96, representing a 120% premium to the average closing price of the Company's common stock for the 10 days prior to the closing of the transaction. The warrants have a term of seven years. The fair value of the warrants for the shares issued in connection with the borrowing was $285,487. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends;
(ii) a risk free interest rate of 4.76%; (iii) expected volatility of 64.72%; and (iv) an expected life of the warrants of three years. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has allocated a value of $260,680 to the warrants based on their relative fair value. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method. The Company also issued 132,514 warrants as finder's fee compensation to two brokers in connection with this borrowing. The warrants have a term of seven years. The fair value of the warrants for the shares issued in connection with the borrowing was $79,508. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 4.76%; (iii) expected volatility of 64.72%; and (iv) an expected life of the warrants of three years. Such amount was recorded as a loan acquisition cost and will be amortized to interest expense over the life of the note using the straight-line interest method.

      Beginning January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payments" ("SFAS No. 123(R)") on a modified prospective transition method to account for its employee stock options and warrants. Under the modified prospective transition method, fair value of new and previously granted but unvested equity awards are recognized as compensation expense in the income statement, and prior period results are not restated. For the three and six months ended June 30, 2006, stock-based compensation expense recognized in the statement of operations as follows:

                                          Three Months Ended   Six Months Ended
                                             June 30, 2006       June 30, 2006
                                           -----------------   -----------------
Cost of revenues                           $          31,672   $          71,935
Sales and marketing                                    3,522              61,516
General and administrative expenses                   73,333             155,034
                                           -----------------   -----------------
  Total stock based compensation expense   $         108,527   $         288,485
                                           =================   =================

      If the Company had accounted for stock-based compensation plans using the fair value based accounting method described by SFAS No. 123 for the periods prior to January 1, 2006, the Company's net loss per common share-basic and diluted for the three and six months ended June 30, 2005, would have been the following:

                                                            Three Months Ended   Six Months Ended
                                                              June 30, 2005       June 30, 2005
                                                              -------------       -------------
Net loss:
  As reported                                                 $    (821,688)      $  (1,446,900)
  Add: APB 25 Expense                                                    --                  --
  Deduct:  Total stock based employee compensation
  expense determined under SFAS 123 fair value based method         239,414             474,332
                                                              -------------       -------------
  Net loss, as adjusted                                       $  (1,061,102)      $  (1,921,232)
                                                              =============       =============



Basic loss per share:
  As reported                                                 $       (0.05)      $       (0.10)
  Pro forma                                                   $       (0.07)      $       (0.13)
Diluted loss per share:
  As reported                                                 $       (0.05)      $       (0.10)
  Pro forma                                                   $       (0.07)      $       (0.13)

4. NET LOSS PER SHARE

      Basic net income (loss) per share is based on the weighted average number of shares of the Company's common stock issued and outstanding during a certain period, and is calculated by dividing net loss by the weighted average number of shares of the Company's common stock issued and outstanding during such period. Common stock equivalents consist of 4,376,573 and 3,305,532 equity instruments at June 30, 2006 and 2005, respectively. None of the equity instruments outstanding at June 30, 2006 and 2005 have been included in the computation of diluted EPS for the six months ended June 30, 2006 and 2005 due to the net loss for these periods, which causes these equity instruments to be anti-dilutive.

5. ACCOUNTS RECEIVABLE

      As of June 30, 2006, the accounts receivable balance is as follows:

      Trade receivable                  $ 715,919

      Allowance for doubtful accounts      (2,010)
                                        ---------
         Total accounts receivable      $ 713,909
                                        =========

6. FINANCIAL INSTRUMENTS

      The carrying amounts of the Company's cash equivalents, accounts receivable, prepaid expenses, other current assets, accounts payable and accrued expenses, accrued compensation and benefits and deferred revenue approximate fair value due to the short-term maturities of those financial instruments.

      The rates currently available to the Company on debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

7. EMPLOYMENT AGREEMENTS

      The Company entered into an employment agreement with Joseph Flynn to serve as its Chief Executive Officer, effective April 1, 2004. Mr. Flynn's agreement had a term of two years and provided for a base annual salary of $165,000. On March 14, 2006, the Company entered into a new employment agreement with Mr. Flynn. This new agreement was effective January 1, 2006, has a term of two years, and provides for a base annual salary of $180,000. Mr. Flynn received 100,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished.

         Effective April 1, 2004, the Company entered into an employment agreement with Etienne Weidemann, to serve as President and Chief Operating Officer. Mr. Weidemann's agreement had a term of two years, and provided for a base annual salary of $160,000. On March 15, 2006, the Company entered into a new employment agreement with Mr. Weidemann. This new agreement was effective January 1, 2006, has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished

         On December 10, 2004, the Company entered into an employment agreement with Paul T. Anthony, to serve as Chief Financial Officer and Corporate Secretary, effective January 3, 2005. Mr. Anthony's agreement had a term of two years, and provided for a base annual salary of $155,000. On March 15, 2006, the Company entered into a new employment agreement with Mr. Anthony. This new agreement was effective January 1, 2006, has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony received 75,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished.

8. CONCENTRATIONS

      The Company's five largest customers accounted for approximately 91% and 90% of the Company's revenues for the three and six months ended June 30, 2006, respectively. Accounts receivable for these five customers totaled approximately $552,000 as of June 30, 2006. The Company's two largest customers accounted for approximately 80% and 81% of the Company's revenues for the three and six months ended June 30, 2005, respectively.

9. NOTE PAYABLE

      In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of WSJ prime plus 2.0%. The Note contains a provision whereby the fixed conversion price to convert the Note to equity was set at a premium to the average closing price of the Company's common stock for the 10 days prior to the closing of the transaction based on a tiered schedule. The first third of the investment amount has a fixed conversion price of $1.68, the next third has a fixed conversion price of $1.78, and the last third will has a fixed conversion price of $1.92. The Company shall reduce the principal amount of the Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.

      The Company filed a registration statement for the Company's common stock underlying the note and all the underlying warrants with the SEC and will attempt to have the registration declared effective within 180 days of funding. Although the Company is a party to a related Registration Rights Agreement, such agreement does not impose any liquidated damage penalties in the event a registration statement is not deemed effective by a prescribed date. On August 15, 2006, such registration statement was declared effective by the SEC. The Company has provided a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to the LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earned fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also received 478,527 warrants to purchase shares of the Company's common stock. The exercise price of the warrants was $1.96, representing a 120% premium to the average closing price of the Company's common stock for the 10 days prior to the closing of the transaction. The warrants have a term of seven years. In addition, the Company paid loan origination fees to LMF of $105,000.

      The Company determined that the conversion feature embedded in the notes payable satisfied the definition of a conventional convertible instrument under the guidance provided in EITF 00-19 and EITF 05-02, as the conversion option's value may only be realized by the holder by exercising the option and receiving a fixed number of shares. As such, the embedded conversion option in the notes payable qualifies for equity classification under EITF 00-19, qualifies for the scope exception of paragraph 11(a) of SAFS 133, and is not bifurcated from the host contract. The Company also determined that the warrants issued to LMF qualify for equity classification under the provisions of SFAS 133 and EITF 00-19. In accordance with the provisions of Accounting Principles Board Opinion No. 14, the Company allocated the net proceeds received in this transaction to each of the convertible debentures and common stock purchase warrants based on their relative estimated fair values. As a result, the Company allocated $2,739,320 to the convertible debentures and $260,680 to the common stock purchase warrants, which was recorded in additional paid-in-capital. In accordance with the consensus of EITF issues 98-5 and 00-27, management determined that the convertible debentures did not contain a beneficial conversion feature based on the effective conversion price after allocating proceeds of the convertible debentures to the common stock purchase warrants. The amounts recorded for the common stock purchase warrants are amortized as interest expense over the term of the convertible debentures.

      Interest charges associated with the convertible debentures, including amortization of the discount and loan acquisition costs totaled $125,803 for the six months ended June 30, 2006.

10. SEGMENT REPORTING

      The Company has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Since the Company operates in one business segment based on the Company's integration and management strategies, segment disclosure has not been presented.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Auxilio, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Auxilio, Inc. and Subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive (loss), stockholders' equity (deficit), and cash flows for the year ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Auxilio, Inc. and Subsidiaries as of December 31, 2005, and the consolidated results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

                    /s/ HASKELL & WHITE LLP

                    Irvine, California
                    March 24, 2006, except for Note 18 as to which the date is April 11, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Board of Directors
Auxilio, Inc. and Subsidiaries
Mission Viejo, California

We have audited the accompanying consolidated statement of operations, comprehensive income, stockholders' equity (deficit), and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Auxilio. Inc. and Subsidiaries as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

                                      /s/Stonefield Josephson, Inc.

                                      CERTIFIED PUBLIC ACCOUNTANTS

                                      Irvine, California
                                      April 5, 2005

                         AUXILIO, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2005


                                     ASSETS
Current assets:
 Cash and cash equivalents                                         $    664,941
 Accounts receivable, net                                               488,824
 Prepaid and other current assets                                        91,365
 Supplies                                                               443,577
 Investment in marketable securities                                     16,250
                                                                   ------------
           Total current assets                                       1,704,957

Property and equipment, net                                             210,862
Deposits                                                                 41,355
Intangible assets, net                                                  684,344
Goodwill                                                              1,517,017
                                                                   ------------
           Total assets                                            $  4,158,535
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses                             $    510,604
 Accrued compensation and benefits                                      322,937
 Deferred revenue                                                       298,862
 Current portion of long-term debt                                       16,626
 Current portion of capital lease obligations                            36,646
                                                                   ------------
           Total current liabilities                                  1,185,675

Commitments and contingencies

Stockholders' equity:
 Common stock, par value at $0.001, 33,333,333 shares
  authorized, 15,961,410 shares issued and outstanding                   15,963
 Additional paid-in capital                                          15,190,416
 Accumulated deficit                                                (12,233,519)
                                                                   ------------
           Total stockholders' equity                                 2,972,860
                                                                   ------------
           Total liabilities and stockholders' equity              $  4,158,535
                                                                   ============

The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Year Ended December 31,
                                                           ----------------------------
                                                               2005           2004
                                                           ------------    ------------
Net Revenues                                               $  4,290,962    $  7,281,809
Cost of revenues                                              3,225,155       4,012,100
                                                           ------------    ------------
Gross profit                                                  1,065,807       3,269,709
Operating expenses:
 Sales and marketing                                          1,783,196       1,423,106
 General and administrative expenses                          2,327,497       1,285,576
 Intangible asset amortization                                  482,564         333,092
                                                           ------------    ------------
  Total operating expenses                                    4,593,257       3,041,774
                                                           ------------    ------------
(Loss) income from operations                                (3,527,450)        227,935
                                                           ------------    ------------
Other income (expense):
 Interest expense                                              (148,365)        (13,662)
 Interest income                                                 35,373           6,148
 Other income                                                        --           3,250
 Gain on sale of marketable securities                          293,083              --
 Loss on disposal of property and equipment                      (8,225)             --
                                                           ------------    ------------
  Total other income (expense)                                  171,866          (4,264)
                                                           ------------    ------------

(Loss) income before provision for income taxes              (3,355,584)        223,671
Income tax expense (benefit)                                      3,200        (282,160)
                                                           ------------    ------------
(Loss) income from continuing operations (3,358,784) 505,831 Income from discontinued operations, (including gain
  on disposal of $674,942) net of tax expense of $14,000             --         487,895
                                                           ------------    ------------
Net (loss) income                                          $ (3,358,784)   $    993,726
                                                           ============    ============

Net (loss) income per share - basic:
  (Loss) income per share - continuing operations          $      (0.21)   $       0.04
  (Loss) income per share - discontinued operations        $         --    $       0.04
                                                           ------------    ------------
Net (loss) income per share - basic                        $      (0.21)   $       0.08
                                                           ============    ============
Net (loss) income per share - diluted:
  (Loss) income per share - continuing operations          $      (0.21)   $       0.03
  (Loss) income  per share - discontinued operations       $         --    $       0.04
                                                           ------------    ------------
Net (loss) income per share - diluted                      $      (0.21)   $       0.07
                                                           ============    ============

Number of weighted average shares outstanding -
 Basic                                                       15,623,690      12,729,311
                                                           ============    ============
 Diluted                                                     15,623,690      14,517,617
                                                           ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

                                                      Year Ended December 31,
                                                    ----------------------------
                                                       2005             2004
                                                    ------------    ------------
Net (loss) income                                   $ (3,358,784)   $    993,726

Holding gain on marketable securities                     70,873         222,210


Reclassification adjustment, net of tax                 (293,083)             --
                                                    ------------    ------------

Comprehensive (loss) income                         $ (3,580,994)   $  1,215,936
                                                    ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                               Additional                   Other Accumulated       Total
                                       Common Stock              Paid-in      Accumulated     Comprehensive      Stockholders'
                                 Shares          Amount          Capital        Deficit           Income       Equity (Deficit)
                              ------------    ------------    ------------    ------------    -------------    ----------------
Balance at
  January 1, 2004                8,345,766    $     25,037    $  9,833,091    $ (9,868,461)   $          --    $        (10,333)
Shares issued in
  private placement,
  net of offering
  costs of $0                    1,733,833           1,733         518,417              --               --             520,150
Shares issued
  for acquisition                4,000,070           4,000       1,196,022              --               --           1,200,022
Shares issued
  for payables                      40,000             120          29,880              --               --              30,000
Reclass of par value
  due to reverse
  stock split                           --         (16,769)         16,769              --               --                  --
Fair value of
  warrants issued
  for services                          --              --           3,137              --               --               3,137
Common stock issued
  upon exercise of
  warrants                         318,993             319         238,926              --               --             239,245
Unrecognized gain on
  marketable securities                 --              --              --              --          222,210             222,210
Net income                              --              --              --         993,726               --             993,726
                              ------------    ------------    ------------    ------------    -------------    ----------------
Balance at
  December 31, 2004             14,438,662          14,440      11,836,242      (8,874,735)         222,210           3,198,157
Common stock issued
  in private placement,
  net of offering
  costs of $272,173              1,619,750           1,620       2,965,707              --               --           2,967,327
Common stock issued
  upon exercise of
  warrants                           3,000               3           2,247              --               --               2,250
Return of shares issued
  for acquisition but
  unearned                        (100,002)           (100)        (29,900)             --               --             (30,000)
Relative fair value
  of warrants issued
  related to revolving
  loans payable                         --              --         127,587              --               --             127,587
Stock compensation
  expense for options and
  warrants granted to
  employees and consultants             --              --         288,533              --               --             288,533
Holding gain on
  marketable securities                 --              --              --              --           70,873              70,873
Reclassification of
  realized amount
  included in net loss                  --              --              --              --         (293,083)           (293,083)
Net loss                                --              --              --      (3,358,784)              --          (3,358,784)
                              ------------    ------------    ------------    ------------    -------------    ----------------
Balance at
  December 31, 2005             15,961,410    $     15,963    $ 15,190,416    $(12,233,519)   $          --    $      2,972,860
                              ============    ============    ============    ============    =============    ================

The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year Ended December 31,
                                                                          ----------------------------
                                                                             2005            2004
                                                                          ------------    ------------
Cash flows (used for) provided by operating activities:
               Net  (loss) income                                         $ (3,358,784)   $    993,726
Adjustments to reconcile net (loss) income to net cash (used for)
               provided by operating activities:
               Depreciation                                                     84,423          47,264
               Amortization of intangible assets                               482,564         333,092
               Bad debt (recoveries) expense                                    (4,449)         12,755
               Deferred tax benefit                                                 --        (300,000)
               Loss on disposal of property and equipment                        8,225              --
               Gain on sale of certain assets                                       --        (668,441)
               Gain on sale of marketable securities                          (293,083)             --
               Interest expense related to warrants issued                     127,587           3,137
               Options issued for professional services                        288,533              --
Changes in operating assets and liabilities:
               Accounts receivable                                            (243,177)       (201,852)
               Supplies                                                        (33,791)       (251,272)
               Prepaid and other current assets                                (30,857)         20,346
               Deposits                                                         15,040         (29,040)
               Accounts payable and accrued expenses                          (687,223)        809,186
               Accrued compensation and benefits                              (332,581)       (227,515)
               Lease buy-out provision                                         (32,196)         32,196
               Deferred revenue                                                    339          81,585
                                                                          ------------    ------------
                  Net cash (used for) provided by operating activities      (4,009,430)        655,167
                                                                          ------------    ------------
Cash flows provided by (used for) investing activities:
               Purchases of property and equipment                             (60,042)       (152,358)
               Payment for purchase of Mayo Group, net of cash acquired             --        (550,613)
               Proceeds from sale of certain assets                                 --         250,000
               Net proceeds from sale of marketable securities                 979,311              --
                                                                          ------------    ------------
                  Net cash provided by (used for) investing activities         919,269        (452,971)
                                                                          ------------    ------------
Cash flows provided by financing activities:
               Proceeds from line of credit                                    500,000              --
               Repayments on line of credit                                   (500,000)             --
               Payments on capital leases                                       (5,947)             --
               Payments on notes payable and long-term debt                   (159,618)       (236,899)
               Net proceeds from issuance of common stock                    2,967,327         520,150
               Proceeds from exercise of warrants                                2,250         239,245
                                                                          ------------    ------------
                  Net cash provided by financing activities                  2,804,012         522,496
                                                                          ------------    ------------
Net (decrease) increase in cash and cash equivalents                          (286,149)        724,692
Cash and cash equivalents, beginning of year                                   951,090         226,398
                                                                          ------------    ------------
Cash and cash equivalents, end of year                                    $    664,941    $    951,090
                                                                          ============    ============


The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                  Year Ended December 31,
                                                                                ---------------------------
                                                                                    2005           2004
                                                                                ------------   ------------
Supplemental disclosure of cash flow information:

      Interest paid                                                             $     20,778   $     12,415
                                                                                ============   ============
      Income tax paid                                                           $     70,373   $        800
                                                                                ============   ============

Non-cash investing and financing activities:

      Fair value of warrants issued in private placement offering               $   (159,445)  $         --
                                                                                ============   ============

      Return of stock issued in conjunction with acquisition but unearned       $    (30,000)  $         --
                                                                                ============   ============

      Net assets acquired (liabilities assumed), net of bank overdraft,
          through acquisition of Alan Mayo and Associates, Inc.                 $         --   $   (181,254)
                                                                                ============   ============

      Stock and note payable issued in conjunction with acquisition             $         --   $  2,015,150
                                                                                ============   ============


      Stock issued for payables                                                 $         --   $     30,000
                                                                                ============   ============

      Options and warrants issued for services                                  $     18,200   $      3,137
                                                                                ============   ============

      Deferred tax liability incurred related to intangibles from acquisition   $         --   $   (300,000)
                                                                                ============   ============


The accompanying notes are an integral part of these consolidated financial statements.

                         AUXILIO, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

(1) Summary of Significant Accounting Policies

Business Activity

The origins of the Company date back to January of 2002, when the Company's predecessor e-Perception Technologies, Inc. (e-Perception), a Human Resources software concern, completed a tender offer with Corporate Development Centers, Inc. (CDC). CDC's common stock traded on the OTC Bulletin Board. In connection with the tender offer, the stockholders of e-Perception received one (1) share of CDC for each four (4) shares of e-Perception common stock they owned prior to the tender offer. As a result, e-Perception became a wholly owned subsidiary of CDC. CDC subsequently changed its name to e-Perception, Inc. Approximately eighteen months later e-Perception changed its name to PeopleView, Inc. (PeopleView) and traded under the symbol PPVW. Subsequent to that name change PeopleView, Inc. changed its name to Auxilio, Inc. (Auxilio). The stock now trades under the symbol AUXO.OB.

In March 2004, PeopleView entered into an asset purchase and sale agreement with Workstream, Inc. (NASDQ:WSTM) (Workstream) whereby the Company sold to Workstream essentially all of its assets, including its software products and related intellectual property, its accounts receivable, certain computer equipment, customer lists, and the PeopleView name, among other things. Pursuant to an addendum to the original agreement, the final consideration the Company received was cash equal to $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share. The business operations of PeopleView were discontinued as of March 2004.

On April, 1, 2004, PPVW Acquisition Company (PPVW), a wholly owned subsidiary of PeopleView, completed the acquisition of Alan Mayo and Associates, Inc. dba The Mayo Group (and referred to herein as TMG). TMG offered outsourced Image Management services to healthcare facilities throughout California, and this acquisition forms the basis for Auxilio's current operations. Subsequent to the acquisition of TMG, PeopleView changed its name to Auxilio, Inc. and changed PPVW's name to Auxilio Solutions, Inc.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has reported a net loss of $3,358,784 for the year ended December 31, 2005 and has an accumulated deficit of $12,233,519 as of December 31, 2005. The Company reported net income of $993,726 for the year ended December 31, 2004. The Company has working capital of $519,282 as of December 31, 2005.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

As a result of the acquisition of TMG and disposal of the Company's previous product offering to Workstream, the financial statements for the year ended December 31, 2005, are not comparable, from a business activity viewpoint, to the financial statements for the year ended December 31, 2004.

Liquidity

The Company has incurred significant operating losses and cash outflows from operations of approximately $3,527,000 and $4,009,000 for the fiscal year ended December 31, 2005, respectively. The Company expects to incur additional losses and negative cash flow from operations in fiscal 2006.

In November 2005, the Company entered into a Loan and Security Agreement with Cambria Investment Fund, L.P. Under the agreement, the Company can borrow up to $500,000. The Company also added three new customers in the fourth quarter of 2005 and signed its largest customer contract to date in March 2006. There is also the expectation of signing additional customer contracts throughout 2006. As further described in Note 18, the Company entered into a $3,000,000 Fixed Price Convertible Note agreement with Laurus Master Fund (LMF). It is anticipated by Management that these measures will allow the Company to reach positive cash flow by the end of 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized pursuant to applicable accounting standards including Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 101 (SAB 101), "Revenue Recognition in Financial Statements", and SAB 104, "Revenue Recognition". SAB 101 as amended and SAB 104 summarize certain points of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements and provides guidance on revenue recognition issues in the absence of authoritative literature addressing a specific arrangement or a specific industry. The Company's revenue recognition policy complies with the requirements of SAB 101 and SAB 104. Revenues from equipment sales transactions are earned upon equipment being accepted by the customer. For equipment that is to be placed at the customers location at a future date revenue is deferred until that equipment is placed. Monthly service and supply revenue is earned monthly during the term of the contract, as services and supplies are provided monthly. Overages as defined in the contract are billed to customers monthly and are earned when the number of images in any period exceeds the number allowed for in the contract.

When the Company enters into arrangements that include multiple deliverables, which typically consist of the sale of equipment, reserve for replacement of future equipment and a support services contract. Pursuant to Emerging Issues Task Force EITF 00-21: "Revenue Arrangements with Multiple Deliverables" ("ETIF 00-21"), the Company accounts for each element within an arrangement with multiple deliverables as separate units of accounting. Revenue is allocated to each unit of accounting using the residual method, which allocates revenue to each unit of accounting based on the fair value of the undelivered items, provided that the Company can establish vendor - specific objective evidence of fair value.

Deferred Revenue

Deferred revenue is an estimate of revenue expected to be earned in the future under the equipment contracts for additional equipment (printers and faxes) to be placed at the customer's location that has been included in the original contract amount. This additional equipment is identified by the Company at the start of a contract. Deferred revenue also includes proceeds received in excess of the residual value assigned to equipment from multiple deliverable sales, which is amortized over the expected term of the related service contract in accordance with ETIF 00-21.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $27,009 at December 31, 2005.

Investments in Marketable Securities

Investments in marketable securities consist of equity securities classified as "available for sale" under Statements of Financial Accounting Standards No. 115 and reported at fair value. Accordingly, unrealized gains and losses on the equity securities are reflected in the statements of comprehensive income.

Supplies

Supplies consist of parts and supplies for the automated office equipment, including copiers, facsimile machines and printers. Supplies are valued at the lower of cost or market value on a first-in, first-out basis.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of the property and equipment is provided using the straight-line method over the assets' estimated economic lives, which range from 2 to 7 years. Expenditures for maintenance and repairs are charged to expense as incurred.

Intangible Assets

Under Statement of Financial Accounting Standard (SFAS) No. 142 (SFAS 142), "Goodwill and Other Intangible Assets", goodwill and intangible assets with indefinite lives are no longer amortized, but the remaining useful lives are reviewed at least annually for impairment. In order to measure any impairment, the Company evaluates whether there were any events or circumstances that have occurred that may affect the carrying amount of the intangible. This testing includes the determination of the fair value of the reporting unit. If the value of the asset exceeds the fair value of the reporting unit, then the Company would estimate the undiscounted cash flows from continuing to use the asset and compare that amount to the assets carrying amount. If the carrying amount of the asset is greater than the expected future cash flows then an impairment loss would be recognized. The result of this testing indicated that a goodwill impairment charge was not necessary. Separately identified intangibles that are deemed to have definite lives will continue to be amortized over their useful life, with no maximum life.

Long-Lived Assets

In accordance with SFAS Nos. 142 and 144, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 142 relates to assets with an indefinite life whereas SFAS 144 relates to assets that can be amortized and the life determinable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

Lease Buy-Out Provision

Lease buy-out provision consists of amounts expected to be paid to third party lessors on equipment currently located at new customer's locations. The Company may buy-out existing lease agreements at a customer's location if it is beneficial to the Company to do so. This liability represents an estimate of the amounts that are to be paid to end the current lease agreements that certain customers have.

Advertising

The Company expenses advertising costs when incurred. For the first quarter of 2004, advertising expenses are included in discontinued operations. Advertising expense totaled $4,174 and $3,152, respectively, for the years ended December 31, 2005 and 2004.

Research and Development

Pursuant to the Workstream transaction, the Company no longer incurs research and development expenses. For the first quarter of 2004, research and development expenses consisted of personnel expenses and associated overhead and are included in discontinued operations. Research, development, and engineering costs were expensed in the year incurred. These costs were $46,249 for the first quarter of 2004. Auxilio is not involved in research and development activities as the Company has changed it business pursuant to the acquisition of TMG.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting requirements and those imposed under federal and state tax laws. Deferred taxes are provided for timing differences in the recognition of revenue and expenses for income tax and financial reporting purposes and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Realization of the deferred tax asset is dependent on generating sufficient taxable income in future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments

The carrying amount of the Company's cash and cash equivalents, accounts receivable, notes payable, deferred revenue, accounts payable, and accrued expenses, none of which is held for trading, approximates their estimated fair values due to the short-term maturities of those financial instruments.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The Company had unrecognized gains on marketable securities of $222,210 as of December 31, 2004 and none as of December 31, 2005 (See Note 3).

Stock-Based Compensation

The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Under APB 25, the Company does not recognize compensation expense related to options issued under the Company's employee stock options plans, unless the option is granted at a price below fair value on the date of grant.

For non-employee stock based compensation, the Company recognizes an expense in accordance with Statement of Financial Accounting Standards No. 123 (Accounting for Stock-Based Compensation) (SFAS 123) and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards, the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability, a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Since the Company elected to follow APB 25 for its employee stock options, no compensation expense is recognized in the accompanying financial statements as the exercise price of the Company's employee stock options equals the market price of the Company's common stock on the date of grant. If under SFAS 123 the Company determined compensation costs based on the fair value at the grant date for its stock options, net income (loss) and income (loss) per share would have been as follows:

                                                     2005               2004
                                                --------------    --------------
Net (loss) income:
   As reported                                  $   (3,358,784)   $      993,726
   Add: APB 25 Expense                                      --                --
                                                --------------    --------------
   Deduct: Total stock based employee
   compensation expense determined
   under SFAS 123 fair value based method              669,913           414,203
                                                --------------    --------------
   Pro forma                                    $   (4,028,697)   $      579,523
                                                ==============    ==============

Basic (loss) income per share:
   As reported                                  $        (0.21)   $         0.08
   Pro forma                                    $        (0.26)   $         0.05

Diluted (loss) income per share:
   As reported                                  $        (0.21)   $         0.07
   Pro forma                                    $        (0.26)   $         0.04


The weighted average estimated fair value of stock options granted during 2005 and 2004 was $1.96 and $0.82 per share, respectively. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option. The assumptions used in the Black-Scholes model were as follows for stock options granted in 2005 and 2004:

                                              2005                   2004
                                        ----------------       ---------------

Risk-free interest rate                  2.75% to 4.00%        1.25% to 2.67%
Expected volatility of common stock     58.13% to 80.47%     210.13% to  253.54%
Dividend yield                                 0%                     0%
Expected life of options                     5 years                1 year


The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company's options do not have the characteristics of traded options; therefore, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, "Earnings Per Share," the basic earnings per common share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per common share is computed similarly to basic earnings per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were anti-dilutive. At December 31, 2005 and 2004, the Company had approximately 3,407,032 and 2,598,535, respectively, of common stock equivalents, of which 3,407,032 and 107,211 have not been included in the computation of diluted earnings per share as their effect would be anti-dilutive.

Segment Reporting

Based on the Company's integration and management strategies, the Company operated in a single business segment. For the years ended December 31, 2005 and 2004, all revenues have been derived from domestic operations.

New Accounting Pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The objective of this Issue is to provide guidance for identifying impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until after further deliberations by the FASB. The disclosure requirements are effective only for annual periods ending after June 15, 2004. The Company has evaluated the impact of the adoption of the disclosure requirements of EITF 03-1 and does not believe the impact will be significant to the Company's overall results of operations or financial position. Once the FASB reaches a final decision on the measurement and recognition provisions, the Company will evaluate the impact of the adoption of EITF 03-1.

In November 2004, the SFAS issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the SFAS issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces SFAS Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. The Company will be required to apply Statement 123(R) as of January 1, 2006. The Company has evaluated the impact of the adoption of SFAS 123(R), and believes that stock-based compensation will increase significantly.

In March 2005, the FASB issued Staff Accounting Bulletin No. 107 (SAB 107) which provides additional guidance to the new stock option expensing provisions under SFAS 123(R). SAB 107 acknowledges that fair value estimates cannot predict actual future events and as long as the estimates are made in good faith, they will not be subsequently questioned no matter what the actual outcome. Historical volatility should be measured on an unweighted basis over a period equal to or longer than the expected option term or contractual term, depending on the option-pricing model that is used. Implied volatility is based on the market prices of a company's traded options or other financial instruments with option-like features, and is derived by entering the market price of the traded option into a closed-form model and solving for the volatility input. SAB 107 provides additional guidance for companies when estimating an option's expected term. In general, companies are not allowed to consider additional term reduction and the option term cannot be shorter than the vesting period. Companies are permitted to use historical stock option exercise experience to estimate expected term if it represents the best estimate for future exercise patterns. SAB 107 provides that companies should enhance MD&A disclosures related to equity compensation subsequent to adoption of Statement 123(R). SAB 107 provided that companies should provide all disclosures required by Statement 123 (R) in the first 10-Q filed after adoption of the new rules.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154). SFAS 154 replaces the Accounting Principles Board Opinion No. 20, "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," to require retrospective application to prior periods' financial statements of changes in accounting principle. The provisions of SFAS 154 are effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a material effect on the Company's financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. SFAS No. 155 replaces SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133. SFAS No. 155 also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 shall be effective for all financial instruments acquired or issued after the beginning of an entity's first year that begins after September 2006 (January 1, 2007 for the Company). The Company does not expect SFAS No. 155 to have a material impact on its results of operations and financial position in future periods.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

(2) Acquisition

On April 1, 2004, PPVW Acquisition Company, a wholly owned subsidiary of the Company, completed an acquisition of Alan Mayo and Associates, Inc., dba The Mayo Group (TMG). TMG provides outsourced document image management services to the healthcare industry. The purchase price was as follows: $255,000 cash and 1,700,030 shares of common stock (post split) upon closing; $45,000 placed in an indemnity escrow account; 300,005 shares of common stock (post split) placed in the indemnity escrow account, 2,000,035 shares of common stock (post split) to be put in an escrow account as contingency based on certain earn-out and a note payable in the amount of $315,000 due April 15, 2005 also subject to certain earnout provisions. The value of the common stock issued was determined based on the price of the Company's common stock in the March 2004 private placement of $0.30 per share (post split). This value is more indicative of the fair market value of the stock due to the stock being thinly traded and the shares being issued in the acquisition have trading restrictions that are similar to those on the shares sold in the private placement. All contingent amounts from the original agreement have subsequently been paid (both cash and stock). Therefore the amounts are included in the purchase price as is required under SFAS 141. In addition to the above amounts, the Company has included severance payments totaling $465,500. Other acquisition costs totaling $264,174 have also been included in the purchase price.

Based on a valuation performed as of the acquisition date, the purchase price has been allocated as follows:

Purchase Price:
    Cash:
        Originally paid                                             $   255,000
        Contingent                                                       45,000
        Note payable                                                    315,000
    Stock at FMV:
        Originally paid                                                 510,009
        Contingent                                                      690,013
    Expenses related to acquisition:
        Legal and accounting                                            264,174
        Severance                                                       465,500
                                                                    -----------
        Total fair value of purchase price                          $ 2,544,696
                                                                    ===========

Assets Purchased:
    Accounts receivable                                             $   158,178
    Supplies                                                            158,514
    Prepaids                                                             30,788
    Deposits                                                             27,355
    Property and equipment                                               52,793
    Intangible assets:
        Non-compete agreements                                          300,000
        Customer relationships                                          850,000
        Backlog                                                         350,000
    Goodwill                                                          1,547,017
                                                                    -----------
        Total assets purchased                                      $ 3,474,645
                                                                    ===========

Less Liabilities Assumed:
    Bank overdraft                                                  $   (21,067)
    Accounts payable                                                   (391,944)
    Deferred revenue                                                   (216,938)
    Deferred tax liabilities                                           (300,000)
                                                                    -----------
        Total liabilities assumed                                   $  (929,949)
                                                                    ===========


The combination is being accounted for as a purchase as defined by Statement of Financial Accounting Standards No. 141, Business Combinations. The final allocation of the excess purchase price over net tangible assets was determined based on an independent appraisal of the assets purchased. The values assigned to intangible assets, aside from goodwill, are subject to amortization. The intangible assets were assigned the following lives for amortization purposes:


                                                Life in
                    Intangible Assets            Years
                    -----------------          --------
                           Non-compete agreements 2.75
                           Customer relationships 5.00
                    Backlog                        5.00

Goodwill was not assigned a life and will be tested at least annually for impairment.

During the year ended December 31, 2005, 100,002 shares of the Company's common stock was returned to the Company, and as a result, goodwill was reduced by $30,000.

The following unaudited pro forma financial information presents the consolidated operations of the Company as if the acquisition had occurred as of the beginning of 2004. This information is provided for the illustrative purposes only, and is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated at the beginning of 2004, nor is it necessarily indicative of any future operating results. The weighted average shares outstanding have been calculated to include the shares issued in the acquisition as if the acquisition took place at the beginning of 2004.


                                                                            2004
                                                                   -------------
Revenues                                                           $   7,891,691
                                                                   =============

Net income (loss) from continuing operations                       $     223,558
                                                                   =============

Income (loss) per share
     Basic                                                         $        0.02
     Diluted                                                       $        0.02


(3) Discontinued Operations

In March 2004, the Company entered into an agreement with Workstream, Inc. whereby the Company sold to Workstream the following: accounts receivable, certain computer equipment, customer list, existing customer contracts, the PeopleView name, and the technology and product offerings that had been recently revised and improved, including ClimateSight(TM), SkillSight(TM), PerformanceSight(TM), ComplianceSight(TM) and HCM TOOLS(TM), essentially the operations of e-Perception Technologies, Inc.

The original agreement called for the Company to receive cash consideration of $300,000, of which $50,000 was subject to certain "hold back" conditions. Additionally, the Company was to receive 350,000 shares of Workstream common stock, of which 50,000 shares were subject to certain "hold back" conditions, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share. Pursuant to an Addendum to the original Agreement, the final consideration the Company received was cash of $250,000, 246,900 shares of Workstream common stock, and a warrant to purchase an additional 50,000 shares at an exercise price of $3.00 per share.

(4) Accounts Receivable

A summary as of December 31, 2005 is as follows:

Trade                                                                 $ 486,328
Earned and uninvoiced revenue                                            29,505
Allowance for doubtful accounts                                         (27,009)
                                                                      ---------
                                                                       $ 488,824
                                                                      =========

(5) Property and Equipment

A summary as of December 31, 2005 is as follows:

Furniture and fixtures                                                $  37,687
Computers and office equipment                                          259,568
Fleet equipment                                                          74,557
Leasehold improvements                                                   25,202
                                                                      ---------

                                                                         397,014
      Less accumulated depreciation and amortization                   (186,152)
                                                                      ---------
                                                                       $ 210,862
                                                                      =========

Depreciation and amortization expense for property, equipment, and improvements amounted to $84,423 and $47,264 for the years ended December 31, 2005 and 2004, respectively.

(6) Intangible Assets and Goodwill

SFAS No. 142 requires that amortization of goodwill and indefinite life intangibles be discontinued and replaced with periodic review and analysis for possible impairment. Intangible assets with definite lives must be amortized over their estimated useful lives.

During 2004, as a result of the acquisition of TMG, intangible assets of $3,047,017 were acquired. This amount was reduced by $30,000 in 2005 for the return of stock issued in conjunction with acquisition that were subsequently determined to be unearned. A third party valuation was obtained to determine how much, if any, of the excess of purchase price over assets acquired and liabilities assumed should be allocated to identifiable intangible assets versus goodwill.

The following intangible assets with definite lives were identified and are being amortized:

Customer relationships                                                  850,000
Backlog                                                                 350,000
                                                                    -----------
                                                                       1,200,000
    Less accumulated amortization                                      (515,656)
                                                                    -----------
                                                                     $   684,344
                                                                    ===========


In 2005, management evaluated the intangible assets and their respective useful lives. It was determined by management that the non-compete agreements no longer held value due, and as a result, the unamortized balance related to the non-compete agreements was accelerated and charged to expense in 2005. The amortization schedule of all other amortizable intangible assets did not change.

Amortization expense for intangible assets amounted to $482,564 and $333,092 for the years ended December 31, 2005 and 2004, respectively. The estimated aggregate amortization expense for each of the five succeeding years is as follows:

December 31
      2006                                            255,206
      2007                                            238,165
      2008                                            190,973


Accumulated amortization for the year ended December 31, 2005 is as follows:


           Customer relationships                                340,000
           Backlog                                               175,654
                                                                --------
               Total                                            $515,654
                                                                ========

(7) Notes Payable

As part of the acquisition of TMG, the Company entered into note payable agreements with the stockholders of TMG. Two of the notes did not bear interest and were paid in full in 2005. The third agreement bears interest at 8% per annum. This note was paid in full in 2005.

(8) Line of Credit

On December 28, 2004, the Company entered into a Revolving Loan and Security Agreement (the Revolving Loan) with Michael D. Vanderhoof, a director of the Company. Under the agreement, (i) the Company can borrow up to $500,000, (ii) cash is advanced to the Company by Mr. Vanderhoof upon six (6) business days advance written notice, (iii) interest accrues daily upon any unpaid principal balance at the rate of eight percent (8%) per annum, (iv) accrued interest is payable in full on a monthly basis and (v) the outstanding principal balance is due and payable in full on December 10, 2005. The Revolving Loan is secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In consideration for entering into the Revolving Loan, Mr. Vanderhoof also received warrants to purchase 50,000 shares of the Company's common stock equal to 10% of the highest amount outstanding at an exercise price of $2.00 per share. As of March 31, 2005, the Company had borrowed $500,000 under the Revolving Loan. During the three months ended March 31, 2005, the Company issued 50,000 warrants to Mr. Vanderhoof, with a fair value of $65,648. The fair value of the warrants was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 2.75%;
(iii) expected volatility of 80.47%; and (iv) an expected life of the warrants of five years. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has compared the relative fair value of the warrants and the face value of the note and has allocated a value of $58,029. Such amount was recorded as a discount against the carrying value of the note and was amortized to interest expense over the life of the note using the straight-line interest method. In April 2005, the Company paid in full all outstanding principal balance under the Revolving Loan, and all remaining unamortized discount was immediately expensed.

In November 2005, the Company entered into a Loan and Security Agreement (the
Loan) with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company is a principal in Cambria Investment Fund. Under the agreement, (i) the Company can borrow up to $500,000, (ii) cash is advanced in $50,000 increments to the Company by Cambria Investment Fund L.P. upon request, (iii) interest accrues daily upon any unpaid principal balance at the rate of twelve percent (12%) per annum, (iv) accrued interest is payable in full on a quarterly basis and (v) the outstanding principal balance is due and payable in full on March 15, 2007. The Loan is secured by all of the Company's inventory, accounts receivable, equipment, cash, deposit accounts, securities, intellectual property, chattel paper, general intangibles and instruments, now existing or hereafter arising, and all proceeds thereof. In the event that the Company completes any future public or private placement offering which results in net proceeds in excess of $3,000,000, Cambria Investment Fund L.P. may demand repayment of the Loan. In consideration for entering into the Loan, Cambria Investment Fund L.P. also receives warrants to purchase up to 250,000 shares of the Company's common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant for the 75,000 shares issued in connection with the execution of the warrant agreement was $69,551. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends;
(ii) a risk free interest rate of 3.98%; (iii) expected volatility of 56.93%; and (iv) an expected life of the warrants of five years. Such amount was recorded as interest expense. As of December 31, 2005, there were no borrowings from this loan and Security Agreement.

(9) Long-Term Debt

The Company has an unsecured note payable to a vendor payable in monthly installments of $2,104 including interest. The loan was due June 2004. The outstanding balance was $16,626 and $18,467 at December 31, 2005 and 2004, respectively.

(10) Equity Transactions

In February 2005, the Company commenced a private placement offering of up to 2,500,000 shares of its common stock at a purchase price of $2.00 per share. The Company closed the offering on July 30, 2005, selling 1,619,750 shares, receiving net proceeds of $2,967,327. Total costs relating to the private placement offering were $431,618, which amount includes an expense of $159,445 relating to the fair value of the warrants issued to the selling group. The fair market value of the warrants was determined using the Black Scholes pricing model (See note 11 for the fair value assumptions used).

On May 12, 2004, stockholders approved a proposal to amend the Company's Articles of Incorporation effecting a one-for-three (1:3) reverse split of the Company's common stock and to reduce the number of shares of authorized common stock from 100,000,000 shares to 33,333,333 shares. All references to common stock/shares are reflected post split.

In March 2004, the Company initiated a private placement of its common stock at a purchase price of $0.30 per share. As of May 15, 2004, the Company closed the offering, selling 1,733,833 shares, with net proceeds of $520,150.

In December 2004, 318,993 warrants were exercised for total proceeds of $239,245.

(11) Warrants

The warrant activities for the years ended December 31, 2004 and 2005 follow:



                                                                        Weighted
                                                                         Average
                                                           Number      Exercise
                                                         of Shares       Price
                                                         ----------   ----------
Outstanding at January 1, 2004                              510,948   $     1.29
    Granted in 2004                                       1,045,000   $     0.82
    Exercised in 2004                                      (318,993)  $     0.75
                                                         ----------   ----------
Outstanding at December 31, 2004                          1,236,955   $     1.04
                                                         ==========   ==========
    Granted in 2005                                         254,580   $     2.28
    Exercised in 2005                                        (3,000)  $     0.75
    Cancelled in 2005                                       (90,000)  $     1.30
                                                         ----------   ----------
Outstanding at December 31, 2005                          1,398,535   $     1.25
                                                         ==========   ==========

Warrants exercisable at December 31, 2004                   196,955   $     2.18
                                                         ==========   ==========

Warrants exercisable at December 31, 2005                   845,202   $     1.44
                                                         ==========   ==========



The following tables summarize information about warrants outstanding and exercisable at December 31, 2005:


                                                                               Exercisable
                                Weighted         Outstanding                    Warrants
                                 Average           Warrants                     Weighted
    Range of      Number of    Remaining in       Weighted         Number of    Average
     Exercise      Shares    Contractual Life      Average         Warrants     Exercise
      Prices     Outstanding     in Years      Exercise Price     Exercisable     Price
-----------------------------------------------------------------------------------------
$0.30 to $0.75      689,067          3.20     $            0.33       355,733   $      0.36
$1.20 to $1.95      490,417          3.55     $            1.79       270,417   $      1.66
$2.00 to $2.75      179,580          4.21     $            2.50       179,580   $      2.50
$3.00 to $12.00      39,472          0.91     $            4.90        39,472   $      4.90
-------------------------------------------------------------------------------------------
$0.30 to $12.00   1,398,535          3.39     $            1.25       845,202   $      1.44
===========================================================================================


During 2005, the Board of Directors approved and issued 129,580 warrants related to the Private Placement at an exercise price of $2.00 per share, with a fair market value of $159,445. The fair value of the warrants was determined using the Black Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate range of 2.75% to 3.26%; (ii) estimated volatility range of 71.85% to 80.47% (iii) dividend yield of 0.0%; and (iv) expected life of the options of five years.

In February 2005, a member of the Company's Board of Directors exercised warrants for 3,000 shares of the Company's common stock at an exercise price of $0.75.

On December 10, 2004, the Company issued a warrant agreement to Paul T. Anthony, Chief Financial Officer, to purchase 330,000 shares of the Company's common stock at an exercise price of $1.95 per share, which was equal to the fair market value of the Company's common stock on the date of issuance. The warrants do not begin vesting for a minimum of one year, while certain shares only vest pursuant to certain earnings targets being achieved, and accordingly, the intrinsic value measurement will be made when the earnings targets are met.

During 2004, the Board of Directors approved and issued warrant agreements to purchase 710,000 shares of the Company's common stock to three officers at an exercise price of $0.30 per share, which is equal to the price the Company sold shares in a private placement. The warrants granted are restricted from vesting for a minimum of one year, while certain shares only vest pursuant to certain earning targets being achieved, and accordingly, the intrinsic value measurement will be made when and if the earnings targets are met.

The Company granted a warrant agreement to purchase 5,000 shares in April 2004 to a "finder" whom introduced the Company to Workstream. The fair market value of the warrants was calculated using the Black Scholes pricing model with the following assumptions: risk-free interest rate of 1.21%; estimated volatility of 205.30%; dividend yield of 0.0%; and expected life of the options of one year. The expense recorded equaled $3,137.

(12) Stock Option Plans:

Effective June 15, 2000, the Company adopted the 2000 Stock Option Plan under which all employees may be granted options to purchase shares of the Company's authorized but unissued common stock. The maximum number of shares of the Company's common stock available for issuance under the Plan was 183,333 shares. As of December 31, 2002, the maximum number of shares available for future grants under the Plan was 104,583. Under the Plan, the option exercise price was equal to the fair market value of the Company's common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years. In 2001, the Company elected to fully vest all outstanding options.

In October 2001, the Company approved the 2001 Stock Option Plan under which all employees may be granted options to purchase shares of the Company's authorized but unissued common stock. The maximum number of shares of the Company's common stock available for issuance under the Plan was 450,000 shares. As of December 31, 2002, the remaining number of shares available for future grants under the Plan was 16,583 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company's common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2003, the stockholders approved the PeopleView, Inc. 2003 Stock Option Plan (the 2003 Plan). The 2003 Plan was the successor to the Company's existing 2000 Stock Option Plan and 2001 Stock Option Plan (together, the Predecessor Plans). The 2003 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 15, 2003, and all outstanding options under the Predecessor Plans were incorporated into the 2003 Plan at that time. On May 15, 2003, 567,167 shares had been granted pursuant to the Predecessor Plans, with 66,166 shares available to grant. On May 15, 2003, stockholders approved 833,333 shares for the 2003 plan. Together with the Predecessor Plans, 899,500 shares were available to grant, and 567,167 had been granted. The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2003 Plan to those options. As of December 31, 2003, the remaining number of shares available for future grants under the 2003 Plan was 751,916 shares. Under the Plan, the option exercise price was equal to the fair market value of the Company's common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

In May 2004, the stockholders approved the Auxilio, Inc. 2004 Stock Incentive Plan (the 2004 Plan). The 2004 Plan is the successor to the Company's existing 2000 Stock Option Plan, 2001 Stock Option Plan, and the 2003 Stock Option Plan (together, the Predecessor Plans). The 2004 Plan became effective immediately upon stockholder approval at the Annual Meeting on May 12, 2004, and all outstanding options under the Predecessor Plans were incorporated into the 2004 Plan at that time. On May 12, 2004, 714,750 shares had been granted pursuant to the Predecessor Plans, with 751,987 shares available to grant. On May 12, 2004, stockholders approved 2,000,000 shares for the 2004 plan. Together with the Predecessor Plans, 3,466,667 shares were available to grant, and 714,750 had been granted. The Predecessor Plans terminated, and no further option grants will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans continue to be governed by the terms and conditions of the existing option agreements for those grants except to the extent the Board or Compensation Committee elects to extend one or more features of the 2004 Plan to those options. As of December 31, 2005, the remaining number of shares available for future grants under the 2004 Plan was 1,458,170 shares. Under the Plan, the option exercise price is equal to the fair market value of the Company's common stock at the date of grant. Options expire no later than 10 years from the grant date and generally vest within five years.

In August 2005, in payment to an individual for professional services rendered, the Company granted 23,250 options to purchase shares of the Company's common stock at an exercise price of $1.91 per share, which exercise price equals the fair value of the stock issued on the grant date. The options have immediate vesting. The fair value of the options of $18,200 was recorded as expense in August 2005. The fair value was determined using the Black-Scholes option-pricing model. The assumptions used to calculate the fair market value are as follows: (i) risk-free interest rate of 3.48%; (ii) estimated volatility of 71.87% (iii) dividend yield of 0.0%; and (iv) expected life of the options of two years.

Additional information with respect to these Plans' stock option activity is as follows:


                                                                         Weighed
                                                     Number         Average
                                                    of Shares     Exercise Price
                                                    ----------    --------------
Outstanding at January 1, 2004                         714,750    $         1.23
    Granted                                            971,663              0.99
    Cancelled                                         (324,833)             1.38
                                                    ----------    --------------
Outstanding at December 31, 2004                     1,361,580              1.07
    Granted                                            939,667              1.96
    Cancelled                                         (292,750)             1.23
                                                    ----------    --------------

Outstanding at December 31, 2005                     2,008,497    $         1.48
                                                    ==========    ==============

Options exercisable at December 31, 2004               152,739    $         1.29
                                                    ==========    ==============

Options exercisable at December 31, 2005               458,083    $         1.20
                                                    ==========    ==============


The following table summarizes information about stock options outstanding and exercisable at December 31, 2005:


                              Weighted                                  Exercisable
                               Average       Outstanding                  Options
                            Remaining in       Options                   Weighted
   Range of     Number of    Contractual       Weighted     Number of     Average
   Exercise      Shares         Life           Average      Options      Exercise
    Prices     Outstanding    in Years      Exercise Price  Exercisable    Price
------------------------------------------------------------------------------------
$0.75 to $0.90    879,496      7.97             $ 0.84         336,166    $ 0.81
$1.02 to $1.84    319,167      9.11             $ 1.70          65,000    $ 1.60
$1.90 to $2.00    764,167      9.20             $ 1.99          23,250    $ 1.91
$3.00 to $6.75     45,667      6.85             $ 3.82          33,667    $ 3.84
------------------------------------------------------------------------------------
$0.75 to $6.75  2,008,497      8.59             $ 1.48         458,083    $ 1.20
====================================================================================

(13) Income Taxes

For the years ended December 31, 2005 and 2004, the components of income tax expense (benefit) from continuing operations are as follows:


                                                            2005         2004
                                                         ---------    ---------
Current provision:
   Federal                                               $      --    $  13,100
   State                                                     3,200        5,240
                                                         ---------    ---------
                                                             3,200       18,340
                                                         ---------    ---------
Deferred benefit:
   Federal                                                      --     (234,395)
   State                                                        --      (66,105)
                                                         ---------    ---------
                                                                --     (300,500)
                                                         ---------    ---------
   Income tax expense (benefit)                          $   3,200    $(282,160)
                                                         =========    =========

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which is uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax asset as of December 31, 2005 and 2004 has been established to reflect these uncertainties. As of December 31, 2005 and 2004 the deferred tax asset before valuation allowances is approximately $3,270,000 and $2,446,600, respectively, for federal income tax purposes, and $508,100 and $162,500, respectively for state income tax purposes.

Total income tax benefit in 2004, including taxes associated with discontinued operations, was $268,160 with $14,000 being allocated to discontinued operations and a tax benefit of $282,160 allocated to the income from continuing operations in 2004.

Income tax provision amounted to an expense of $3,200 and a benefit of $268,160 for the years ended December 31, 2005 and 2004, respectively (an effective rate of (0.1%) for 2005 and (120%) for 2004). A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:


                                                        2005            2004
                                                     -----------    -----------
Computed tax at federal statutory rate of 34%        $(1,140,900)   $   246,700
State taxes, net of federal benefit                        2,000        (38,500)
Non deductible items                                      20,800          8,300
Other                                                    (47,700)        61,600
Change in valuation allowance                          1,169,000       (547,500)
                                                     -----------    -----------
                                                     $     3,200    $  (269,400)
                                                     ===========    ===========


The 2004 deferred tax benefit arises principally from the revision of the purchase accounting for the acquisition of The Mayo Group related to the allocation of $1,500,000 of the purchase price to intangible assets other than goodwill. In applying the guidance of SFAS 109, the Company established a deferred tax liability of approximately $300,000, related to the revision of the purchase accounting price allocation. The Company anticipates that it will elect consolidated filing for tax purposes, thus allowing for the realization of approximately $300,000 of deferred tax benefit.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        2005           2004
                                                     -----------    -----------
Deferred tax assets:
   Allowance for doubtful accounts                   $    11,600    $     4,500
   Accrued salaries/vacation                              92,800         71,700
   Accrued equipment pool                                 44,900        141,700
   State taxes                                             1,100          2,600
   Stock options                                         123,600             --
   Net operating loss carryforwards                    3,985,700      2,634,100
                                                     -----------    -----------
       Total deferred tax assets                       4,259,700      2,854,600
                                                     -----------    -----------

Deferred tax liabilities:
   Depreciation                                           59,500         12,100
   Amortization of intangibles                           293,200        233,400
   Other                                                 128,900             --
                                                     -----------    -----------
       Total deferred tax liabilities                    481,600        245,500
                                                     -----------    -----------

Net deferred assets before valuation allowance         3,778,100      2,609,100
   Valuation allowance                                (3,778,100)    (2,609,100)
                                                     -----------    -----------
Net deferred tax assets                              $        --    $        --
                                                     ===========    ===========


At December 31, 2005, the Company has available unused net operating loss carryforwards of approximately $10,200,000 for federal and $5,700,000 for state that may be applied against future taxable income and that, if unused, expire beginning in 2015 through 2025.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

(14) Retirement Plan

The Company sponsors a 401(k) plan (the Plan) for the benefits of employees who are at least 21 years of age. The Company's management determines, at its discretion, the annual and matching contribution. The Company elected not to contribute to the Plan for the years ended December 31, 2005 and 2004.

(15) Commitments

Leases

On January 28, 2004, the Company executed an early termination agreement for a lease agreement related to office space previously occupied in Temecula, California. The Company provided the deposit to the landlord as its payment for early termination.

The Company leases its Mission Viejo facility under a noncancellable operating lease. The lease expires in January 2010. Rent expense for the years ended December 31, 2005 and 2004 totaled $285,492 and $154,004, respectively. Future minimum lease payments under non-cancelable operating leases during subsequent years are as follows:

                    ----------------------------------------
                              December 31 Payments
                    ----------------------------------------
                        2006                     $  205,468
                    ----------------------------------------
                        2007                        164,131
                    ----------------------------------------
                        2008                        168,134
                    ----------------------------------------
                        2009                        172,138
                    ----------------------------------------
                        2010                         28,690
                    ----------------------------------------
                        Total                    $  738,561
                    -----------------------------===========


Employment Agreements

On December 10, 2004, the Company entered into an employment agreement with Paul
T. Anthony, to serve as Chief Financial Officer and Corporate Secretary, effective January 3, 2005. Mr. Anthony's agreement has a term of two years, and provides for a base annual salary of $155,000. Mr. Anthony received warrants and may receive an annual bonus if certain earnings and revenue targets are accomplished. On March 15, 2006, the Company entered in to a new employment agreement with Mr. Anthony. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $170,000. Mr. Anthony received 75,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished.

On September 14, 2004, the Company presented to the two other original founders (owners) of The Mayo Group, Mr. Nickell and Mr. Davis, an Amendment to Employment Agreement and Modification of Merger Agreement, whereby the Contingent Securities representing 461,009 shares, and Contingent Cash Consideration of $82,979 due and payable to both would be released and paid.

In July 2004, the Company entered into a Severance Agreement and Mutual Release of All Claims with Alan Mayo, one of the three original founders of The Mayo Group. Pursuant to the agreement, the Company arranged for a private sale of all the common stock Mr. Mayo received in the April 1, 2004 transaction with the Company including the contingent shares released to him as part of this agreement. The Company agreed to pay salary, bonus, and contingent consideration amounts pursuant to an employment agreement, in increments. Such amounts have been accounted for in the financial statements. The Company has made an accrual of $465,000 for the compensation due to Mr. Mayo pursuant to the employment agreement and has included this amount as part of the cost of the acquisition. Included in the acquisition was total cash contingency of $45,000 and a note payable in the amount of $315,000 that was also being held in contingency. Of these contingency amounts, Mr. Mayo was owed $277,020 or 76.95%, which was equivalent to his ownership percentage of The Mayo Group. As consideration for Mr. Mayo entering into the Severance Agreement and Mutual Release of All Claims, the Company and Mr. Mayo agreed that all contingent payments (cash, stock and note) due and payable to Mr. Mayo would be released to Mr. Mayo. In doing so, the Company agreed to pay Mr. Mayo $138,510 at execution of the agreement, and pay the balance of $138,510 on April 1, 2005. The Company pledged a portion of the Workstream shares it owns as collateral security for the performance of the note.

The Company entered into an employment agreement with Joseph Flynn to serve as its Chief Executive Officer, effective April 1, 2004. Mr. Flynn's agreement has a term of two years and provides for a base annual salary of $165,000. Mr. Flynn may receive an annual bonus if certain earnings and revenue targets are accomplished. On March 14, 2006, the Company entered in to a new employment agreement with Mr. Flynn. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $180,000. Mr. Flynn received 100,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished.

Effective April 1, 2004, the Company entered into an employment agreement with Etienne Weidemann, to serve as President and Chief Operating Officer. Mr. Weidemann's agreement has a term of two years, and provides for a base annual salary of $160,000. Mr. Weidemann may receive an annual bonus if certain earnings and revenue targets are accomplished. On March 15, 2006, the Company entered in to anew employment agreement with Mr. Weidemann. This new agreement is effective January 1, 2006, has a term of two years, and provides for a base annual salary of $175,000. Mr. Weidemann received 80,000 options and may receive an annual bonus if certain earnings and revenue targets are accomplished.


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Effective April 1, 2004, the Company entered into an employment agreement with
James P. Stapleton, to serve as Chief Operating Officer. Mr. Stapleton's agreement has a term of two years, and provides for a base annual salary of $145,000. Mr. Stapleton may receive an annual bonus if certain earnings and revenue targets are accomplished. Mr. Stapleton resigned his position in December 2004.

(16) Major Customers

For the year ended December 31, 2005, two customers represented a total of 74% of revenues. As of December 31, 2005, accounts receivable due from these customers total approximately $134,000.

For the year ended December 31, 2004, one customer represented a total of 65% of revenues. No amounts were due from this customer as of December 31, 2004.

(17) Related Party Transactions

In November 2005, the Company entered into a Loan and Security Agreement (the "Loan") with Cambria Investment Fund, L.P. Michael D. Vanderhoof, a director of the Company is a principal in Cambria Investment Fund. Under the agreement, the Company can borrow up to $500,000. Cambria Investment Fund L.P. also receives warrants to purchase up to 250,000 shares of the Company's common stock at the market price upon execution, with 75,000 shares vesting upon the execution of the warrant agreement and 17,500 shares vesting for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. As of December 31, 2005 the Company had no borrowings under this agreement. The fair value of the warrant for the 75,000 shares issued in connection with the execution of the warrant agreement was $69,551. The fair value of the warrant was determined using the Black-Scholes option-pricing model (See note 8 for the fair value assumptions used). Such amount was recorded as interest expense.

On December 28, 2004, Auxilio entered into a Revolving Loan and Security Agreement with Mr. Michael D. Vanderhoof. Mr. Vanderhoof is a director of the Company. Under the agreement, the Company can borrow up to $500,000. As of March 31, 2005, the Company had borrowed $500,000 under the Revolving Loan. During the three months ended March 31, 2005, the Company issued 50,000 warrants to Mr. Vanderhoof, with a fair value of $65,648. The fair market value of the warrants was determined using the Black Scholes pricing model (See note 8 for the fair value assumptions used).

In June of 2004 the Company entered in to a consulting agreement with John D. Pace, a director, to provide support in the Company's sales efforts with major healthcare facilities as well as consulting services related to the Company's operations. The agreement terminates June 1, 2006. Mr. Pace receives $1,000 per day for his services not to exceed three days per month and $1,500 per day for each additional day worked during a given month. In addition, Mr. Pace receives commission at a rate of 5% of the gross profit for any business closed through introductions made by Mr. Pace. The commission will be paid 25% in the form of Auxilio's common stock (priced at prevailing market values) and 75% in cash. Total compensation to Mr. Pace in 2005 was $61,704.

(18) Subsequent Events

In April 2006, the Company entered into a $3,000,000 Fixed Price Convertible Note (the "Note") agreement with Laurus Master Fund (LMF). The term of the Note is for three years at an interest rate of Wall Street Journal prime plus 2.0%. The fixed conversion price to convert the Note to equity will be set at a premium to the average closing price of the Company's common stock for the 10 days prior to the closing of the transaction based on a tiered schedule whereby the first third of the investment amount will have a fixed conversion price equal to a 103% premium, the next third will have a fixed conversion price equal to a 109% premium, and the last third will have a fixed conversion price equal to a 118% premium. The Company shall reduce the principal Note by 1/60th per month starting 90 days after the closing, payable in cash or registered stock.


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The Company will file a registration statement for the Company's common stock underlying the investment and all the underlying warrants with the SEC within 60 days of funding and will attempt to have the registration declared effective within 180 days of funding. The Company shall provide a first lien on all assets of the Company. The Company will have the option of redeeming any outstanding principal of the Note by paying to the LMF 120% of such amount, together with accrued but unpaid interest under this Note. LMF earns fees in the amount of 3.5% of the total investment amount at the time of closing. LMF also receives warrants to purchase shares of the Company's common stock in an amount equal to 26% coverage of the investment amount. The exercise price of the warrants will be set at a 120% premium to the average closing price of the Company's common stock for the 10 days prior to the closing of the transaction. The warrants will have a term of seven years. In addition, the Company will pay fees to LMF of $40,000 plus any additional due diligence costs deemed necessary and approved by the Company in advance.

In March 2006, the Company borrowed $250,000 from Cambria Investment Fund L.P. under the Revolving Loan Agreement. This borrowing earned Cambria the right to receive warrants to purchase 87,500 shares of the Company's common stock at $1.80, as 17,500 shares vest for every multiple of $50,000 borrowed under the Revolving Loan Agreement with the Company. The fair value of the warrant for the 87,500 shares issued in connection with the borrowing was $128,970. The fair value of the warrant was determined using the Black-Scholes option-pricing model, with the following assumptions: (i) no expected dividends; (ii) a risk free interest rate of 4.51%; (iii) expected volatility of 90.41%; and (iv) an expected life of the warrants of five years. In accordance with APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants," the Company has compared the relative fair value of the warrants and the face value of the note and has allocated a value of $85,079. Such amount was recorded as a discount against the carrying value of the note and will be amortized to interest expense over the life of the note using the straight-line interest method. In April 2006, the Company paid in full all outstanding principal balance under the Revolving Loan Agreement.


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